Notice of Convocation for Extraordinary Shareholders’ Meeting and General Meeting of Class Shareholders by Ordinary Shareholders

Date and Time

Friday, December 15, 2017, 10:00 a.m.

(reception start time: 9:00 a.m.)

Place

Large Conference Room - 4th floor,

Education Center of the Bank

520-1, Chuo-cho, Matsusaka-shi, Mie

The Bank has decided that it will give no gifts to shareholders present at the Shareholders’ Meeting. We appreciate your understanding.

The Daisan Bank, Ltd. Code Number 8529

Exhibit 4

Contents:

Notice of Convocation for Extraordinary Shareholders’ Meeting and General Meeting of Class Shareholders by Ordinary Shareholders	1
[Reference documents for Extraordinary Shareholders’ Meeting]
Proposal 1: Approval of Share Transfer Plan with The Mie Bank, Ltd.	3
1. Reason of the Share Transfer	3
2. Overview of the content of the Share Transfer Plan	3
Share Transfer Plan (Copy)	4
Articles of Incorporation of San ju San Financial Group, Inc.	9
3. Matters relating to the reasonableness of the provisions regarding the matters listed in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act	34
4. Matters relating to the reasonableness of the provisions regarding the matters listed in Article 773, Paragraph 1, Items 9 and 10 of the Companies Act	51
5. Matters relating to Mie Bank	51
6. Details of event having a material impact on the status of company property which has occurred to the Bank after the last day of the most recent fiscal year	52
7. Matters provided for in Article 74 of the Ordinance for Enforcement of the Companies Act regarding the persons who are to become directors of the Joint Holding Company (excluding who are also audit and supervisory committee members)	53
8. Matters provided for in Article 74-3 of the Ordinance for Enforcement of the Companies Act regarding the persons who are to become directors who are also audit and supervisory committee members of the Joint Holding Company	58
9. Matters provided for in Article 77 of the Ordinance for Enforcement of the Companies Act regarding the person who is to become accounting auditor of the Joint Holding Company	62
Proposal 2: Partial Amendments to Articles of Incorporation	63
1. Reasons for amendment	63
2. Details of amendments	63
[Reference Documents for General Meeting of Class Shareholders by Ordinary Shareholders]
Proposal Approval of Share Transfer Plan with The Mie Bank, Ltd.	66
[Procedures for Exercising Voting Rights via the Internet]	67
Guide Map to the Venue of the Extraordinary Shareholders’ Meeting	70

Securities Code: 8529

November 24, 2017

Dear Shareholders,

Hiroshi Iwama Director and President The Daisan Bank, Ltd. 510 Kyomachi, Matsusaka-shi, Mie

Notice of Convocation for Extraordinary Shareholders’ Meeting and General

Meeting of Class Shareholders by Ordinary Shareholders

You are cordially invited to attend the Extraordinary Shareholders’ Meeting and General Meeting of Class Shareholders by Ordinary Shareholders of The Daisan Bank, Ltd. (the “Bank” or “Daisan Bank”). The meeting will be held as described below.

At this Extraordinary Shareholders’ Meeting, the Bank will propose “Proposal No. 1: Approval for Share Transfer Plan with The Mie Bank, Ltd.” Regarding this Proposal, in order for the Bank to resolve in accordance with Article 322, Paragraph 1, Item (13) of the Companies Act, the Bank will hold a General Meeting of Class Shareholders by Ordinary Shareholders at the same time.

If you are unable to attend the meeting in person, your voting rights can be exercised in writing or in an electromagnetic method (via the Internet, etc.). Please review the attached reference documents for Extraordinary Shareholders’ Meeting to exercise those rights.

1. Date and Time	Friday, December 15, 2017, 10:00 a.m. (reception start time: 9:00 a.m.)

2. Place:	Large Conference Room - 4th floor, Education Center of the Bank
520-1, Chuo-cho, Matsusaka-shi, Mie

3.    Purpose of Meeting

       [Extraordinary Shareholders’ Meeting]

       Matters for Resolution

Proposal No. 1: Approval for Share Transfer Plan with The Mie Bank, Ltd.

Proposal No. 2: Partial Amendment to the Articles of Incorporation

       [General Meeting of Class Shareholders by Ordinary Shareholders ]

       Matters for Resolution

Proposal: Approval for Share Transfer Plan with The Mie Bank, Ltd.

4.	Exercising Voting Rights

The exercise of voting rights is an important right for shareholders. Please review the reference documents for Extraordinary Shareholders’ Meeting regarding the following three (3) methods for exercising voting rights.

If Attending the Extraordinary Shareholders’ Meeting

Date and Time : Friday, December 15, 2017, 10:00 a.m.

Please bring this Notice of Convocation and present the enclosed Voting Rights Form at the reception desk at the meeting venue.

Exercising Voting Rights by Mail

Exercise deadline: Received by 5:40 p.m., Thursday, December 14, 2017

Please indicate your vote for or against the proposals on the enclosed Voting Rights Exercise Form and return it so that it will be received by no later than the exercise deadline.

Exercising Voting Rights via the Internet

Exercise deadline: Until 5:40 p.m., Thursday, December 14, 2017

Please refer to the “Procedures for Exercising Voting Rights via the Internet” (on pages 66 and 67) stated below to access the website for exercising voting rights designated by the Bank (http://www.web54.net) using a PC or smartphone, etc., and enter your vote for or against the proposals by no later than the above deadline.

•	The following matters are published on the Bank’s website (http://www.daisanbank.co.jp) in accordance with the laws and regulations, as well as Article 19 of the Articles of Incorporation of the Bank, and are not included in this Notice of Convocation.

Among the matters to be stated in Proposal No. 1: Approval for Share Transfer Plan with The Mie Bank, Ltd., are the following documents for the final fiscal year of the separate wholly-owned subsidiary through such share transfer (The Mie Bank, Ltd.):

(i)	Statement of Changes in Shareholders’ Equity;

(ii)	Notes to Non-consolidated Financial Statements;

(iii)	Consolidated Statement of Changes in Shareholders’ Equity; and

(iv)	Notes to Consolidated Financial Statements

•	Handling of Duplicate Exercise of Votes

(i)	If a voting right is exercised in duplicate in writing and via the Internet, the exercise of voting rights via the Internet shall be regarded as valid.

(ii)	If a voting right is exercised multiple times via the Internet, the last exercise of such voting right shall be regarded as valid.

End

[Exercising Voting Rights via the Internet]

•	If you attend the meeting on the date of the meeting, you are kindly requested to present the enclosed Voting Rights Exercise Form at the reception desk at the meeting venue.

•	In the event that there are any changes to the reference documents for the Extraordinary Shareholders’ Meeting, such changes will be published on the Bank’s website (http://www.daisanbank.co.jp).

Reference documents for Extraordinary Shareholders’ Meeting

Proposal and reference documents

Proposal 1: Approval of Share Transfer Plan with The Mie Bank, Ltd.

The Bank and The Mie Bank, Ltd. (“Mie Bank”) (the Bank and Mie Bank shall hereinafter be collectively referred to as the “Banks”) have agreed to incorporate “San ju San Financial Group, Inc.” (the “Joint Holding Company”) which will be the Banks’ fully-owning parent company by way of a share transfer (the “Share Transfer”) on April 2, 2018 (the “Effective Date”), and upon resolution of the respective board of directors meetings of the Banks held on September 15, 2017, the Banks, as of the same date, have jointly executed the “Business Integration Agreement” and prepared the “Share Transfer Plan”, as set out below.

In line with this, it is requested that the board members present approve the Share Transfer Plan relating to the Share Transfer (the “Share Transfer Plan”).

The reason of the Share Transfer, the overview of the content of the Share Transfer Plan, and other matters relating to this proposal, are as follows:

1. Reason of the Share Transfer

The Banks have developed strong operational bases and stable revenue bases with the patronage of the people in the region and by fulfilling its social mission as a regional financial institution having its head office in Mie. However, in recent years, the business environment for regional financial institutions has been changing drastically following circumstances such as new competition arising in the financial services industry due to players from other industries entering into the financial services industry through technological innovation, such as Fintech, and the competition among financial institutions intensifying due to changes in the financial environment such as the decline in the market interest rate, as well as social structural issues such as a decrease in population and progression of the ageing society having a bigger impact on regional economies. The Banks have come to realize that the ability to adapt to such environmental changes is becoming increasingly necessary.

Amid such environmental changes, the Banks have determined that it is necessary to establish a firm management base which enables the Banks to further realize their presence in Mie, Aichi, and the neighboring areas, in order to continue to contribute to the development and growth of the regional economy as regional financial institutions and to establish a new business model which looks to the future. As announced in the press release dated February 28, 2017 titled “Notice regarding the Basic Agreement in relation to considering business integration between The Daisan Bank, Ltd. and The Mie Bank, Ltd.”, the Banks have been discussing and considering various matters and have been working towards a business integration through the incorporation of a Joint Holding Company by way of a Joint Share Transfer by April 2, 2018, in accordance with the Basic Agreement executed between the Banks on February 28, 2017 (the “Basic Agreement”). On September 15, 2017, the Banks reached a final agreement to proceed with the business integration in the “spirit of equal footing” and have jointly executed the “Business Integration Agreement” and prepared the “Share Transfer Plan”.

2. Overview of the content of the Share Transfer Plan

An overview of the content of the Share Transfer Plan is as stated in the following “Share Transfer Plan (Copy)”.

In addition, “Share Transfer Plan (Copy)” Exhibit 3 to Exhibit 4 (Contents of Share Options) are as stated in “Reference documents for Extraordinary Shareholders’ Meeting and General Meeting of Class Shareholders by Ordinary Shareholders (Separate Volume) page 30 to page 65”.

Attachment 1

Share Transfer Plan (Copy)

The Mie Bank, Ltd. (“Mie Bank”) and The Daisan Bank, Ltd. (“Daisan Bank”) hereby jointly prepare this Share Transfer Plan (this “Plan”) as follows, as they have agreed to transfer shares by way of a joint share transfer.

Article 1. Share Transfer

Subject to the provisions of this Plan, on the Date of Incorporation (as defined in Article 7; the same shall apply hereinafter) of the wholly-owning parent company formed by a share transfer (the “New Company”) which will be newly incorporated by way of a joint share transfer, Mie Bank and Daisan Bank shall conduct a share transfer (the “Share Transfer”) based on which the New Company will acquire all of the issued and outstanding shares of Mie Bank and Daisan Bank. As a result, Mie Bank and Daisan Bank will become the New Company’s wholly-owned subsidiaries.

Article 2.	Purposes, Trade Name, Location of Head Office, Address of Headquarters, Total Number of Authorized Shares, Total Number of Authorized Class Shares of the New Company and Other Matters to be Set Forth in the Articles of Incorporation, Etc.

1.	The purposes, trade name, location of head office, address of headquarters, total number of authorized shares and total number of authorized class shares of the New Company shall be as follows:

(1)	Purposes

The purposes of the New Company shall be as specified in Article 2 of the Articles of Incorporation as shown in Exhibit 1.

(2)	Trade name

The trade name of the New Company shall be and shall be indicated as “San ju San Financial Group, Inc.” in English.

(3)	Location of head office

The location of the head office of the New Company shall be Matsusaka, Mie and its address shall be 510 Kyomachi Matsusaka, Mie.

(4)	Address of headquarters

The address of the headquarters of the New Company shall be 7-8 Nishishinchi, Yokkaichi, Mie.

(5)	Total number of authorized shares and total number of authorized class shares

The total number of authorized shares of the New Company shall be 70,000,000 shares and the total number of authorized class shares for each class share shall be as follows:

Ordinary shares: 70,000,000 shares

Series One preference shares: 70,000,000 shares

2.	In addition to the matters listed in the preceding Paragraph, the matters to be set forth in the Articles of Incorporation of the New Company shall be as set forth in the Articles of Incorporation as shown in Exhibit 1.

Article 3.	Names of Directors, Audit and Supervisory Committee Members and Accounting Auditor at Incorporation of the New Company

1.	The names of the Directors (excluding those who are also Audit and Supervisory Committee Members) at the incorporation of the New Company shall be as follows:

Representative Director and Chairman: Hiroshi Iwama

Representative Director and President: Mitsunori Watanabe

Director:                     Kenzo Tanikawa

Director:                     Junji Tanehashi

Director:                     Atsushi Iguchi

Director:                     Takashi Yamamoto

Director:                     Takahiro Fujita

Director:                     Hiroki Horiuchi

2.	The names of the Directors at the incorporation of the New Company, who are also Audit and Supervisory Committee Members at the incorporation thereof, shall be as follows:

Director:                       Yasutaka Sakamoto

Outside Director:          Nobuyoshi Fujiwara

Outside Director:          Akihiko Noro

Outside Director:          Tsuneaki Furukawa

3.	The name of the accounting auditor at the incorporation of the New Company shall be as follows:

KPMG AZSA LLC

Article 4. Shares to be Delivered upon Share Transfer, and Allotment thereof

1.	Class and number of shares to be delivered upon the Share Transfer

(1)	At the time of conducting the Share Transfer, the New Company shall deliver, to shareholders of the ordinary shares of Mie Bank and Daisan Bank (the “Holders of Ordinary Shares”) at the time (the “Record Time”) immediately before the time when the New Company acquires all of the issued and outstanding shares of Mie Bank and Daisan Bank, ordinary shares (the “Shares to be Delivered (Ordinary Shares)”) of the New Company in the same number as the sum of (i) the number obtained by multiplying the total number of ordinary shares issued by Mie Bank at the Record Time by one (1), and (ii) the number obtained by multiplying the total number of ordinary shares issued by Daisan Bank at the Record Time by 0.7, in exchange for the ordinary shares of Mie Bank and Daisan Bank held by each Holder of Ordinary Shares.

(2)	At the time of conducting the Share Transfer, the New Company shall deliver to shareholders of Series A preference shares of Daisan Bank at the Record Time (the “Holders of Preference Shares”) Series One preference shares of the New Company (the “Shares to be Delivered (Preference Shares)” and, collectively with the Shares to be Delivered (Ordinary Shares), the “Shares to be Delivered”) on the terms set out in Exhibit 2 in the number obtained by multiplying the total number of Series A preference shares issued by Daisan Bank at the Record Time by 0.7, in exchange for the Series A preference shares of Daisan Bank held by the Holders of Preference Shares.

2.	Allotment of shares of the New Company

(1)	The New Company shall allot the Shares to be Delivered (Ordinary Shares), which shall be delivered pursuant to Item (1) of the preceding Paragraph, to each Holder of Ordinary Shares of Mie Bank and Daisan Bank at the Record Time based on the following ratios (individually and collectively, the “Share Transfer Ratio”).

(i)	To the Holders of Ordinary Shares of Mie Bank: One (1) ordinary share of the New Company per one (1) ordinary share of Mie Bank held by the same; and

(ii)	To the Holders of Ordinary Shares of Daisan Bank: 0.7 ordinary shares of the New Company per one (1) ordinary share of Daisan Bank held by the same.

(2)	The New Company shall allot the Shares to be Delivered (Preference Shares), which shall be delivered pursuant to Item (2) of the preceding Paragraph, to the Holders of Preference Shares of Daisan Bank at the Record Time based on the ratio of 0.7 Series One preference shares of the New Company per Series A preference share of Daisan Bank held by the same.

3.	If any fraction less than one (1) share results from the calculations made in the two (2) preceding Paragraphs, such fraction shall be handled in accordance with Article 234 of the Companies Act or the provisions of other relevant laws and regulations.

4.	If, after this Plan is prepared, an event which may cause a material effect on the Share Transfer Ratio is newly discovered or arises, Mie Bank and Daisan Bank may change the Share Transfer Ratio based on discussions and agreement. In such case, the number of shares to be delivered at the time of the Share Transfer shall also be changed in accordance with the changed Share Transfer Ratio.

Article 5. Amount of Capital and Reserves of the New Company

The amount of capital and reserves of the New Company as of the Date of Incorporation of the New Company shall be as follows:

(1)	Amount of capital: JPY 10,000,000,000

(2)	Amount of capital reserves: JPY 2,500,000,000

(3)	Amount of retained earnings reserves: JPY 0

(4)	Amount of capital surplus: Amount obtained by deducting the sum of (1) and (2) above from the amount of change in shareholders’ equity as set forth in Article 52, Paragraph 1 of the Rules of Corporate Accounting.

Article 6. Share Options to be Delivered at the Time of Share Transfer, Allotment Thereof and Succession of Bonds

1.	At the time of conducting the Share Transfer, the New Company shall deliver to the holders of the share options (the “Share Options Subject to Allotment”) attached to the bonds with share options issued by Daisan Bank at the Record Time as stated in the First Column of the table below (the “Holders of Share Options Subject to Allotment”), share options to be attached to the first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc. (the “Share Options Issued by the New Company”) as stated in the Second Column of the table below, in the same number as the total number of the Share Options Subject to Allotment, in exchange for the same.

2.	At the time of conducting the Share Transfer, the New Company shall allot the share options to be delivered in accordance with the preceding Paragraph to the Holders of Shares Options Subject to Allotment at the Record Time based on the ratio of one (1) Share Option Issued by the New Company per one (1) Share Option Subject to Allotment held by the same.

3.	At the time of conducting the Share Transfer, the New Company shall succeed all the unredeemed bond obligations at the Record Time among those that Daisan Bank owes to bondholders in relation to the bonds with share options issued by Daisan Bank at the Record Time as stated in the First Column of the table below, as the first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc., and the amount of bond obligations relating to such succession shall be the amount stated in the Third Column of the table below.

4.	If the Share Options Subject to Allotment are exercised during the period from the date when this Plan is prepared up until the Date of Incorporation of the New Company, the number of Share Options Subject to Allotment that have been exercised and the amount of bonds paid in when such Share Options Subject to Allotment were exercised shall be deducted respectively from the Share Options Issued by the New Company to be delivered and allotted and the amount of bond obligations to be succeeded, with respect to the Share Options Issued by the New Company to be delivered and allotted and the bond obligations to be succeeded as provided in Paragraphs 1 to 3 of this Article.

First Column		Second Column		Third Column
Name	Details	Name	Details	Amount of Bond Obligations
The first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of Daisan Bank, Ltd.	As stated in Exhibit 3	The first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc.	As stated in Exhibit 4	Amount of bond obligations: JPY 6,989,000,000

Article 7. Date of Incorporation of the New Company

The date on which the incorporation of the New Company is to be registered shall be April 2, 2018 (the “Date of Incorporation”); provided, however, that such date is subject to change based on discussions and agreement between Mie Bank and Daisan Bank if it becomes necessary to do so due to the progress of the procedures for the Share Transfer and otherwise.

Article 8. General Meeting of Shareholders to Approve Share Transfer Plan

1.	Mie Bank shall convene an extraordinary shareholders’ meeting to be held on December 15, 2017, where it shall seek the approval of this Plan and resolutions on matters necessary for the Share Transfer.

2.	Daisan Bank shall convene an extraordinary shareholders’ meeting to be held on December 15, 2017 where it shall seek the approval of this Plan and resolutions on matters necessary for the Share Transfer. In addition, Daisan Bank shall seek the approval of this Plan and resolutions on matters necessary for the Share Transfer at the class shareholders’ meeting of Holders of Ordinary Shares of Daisan Bank and the class shareholders’ meeting of Holders of Preference Shares of Daisan Bank, both of which are to be held on December 15, 2017.

3.	The dates of each general meeting of shareholders and each class shareholders’ meeting in which the approval of this Plan and resolutions on matters necessary to conduct the Share Transfer are to be sought as set forth in the preceding two (2) Paragraphs are subject to change based on discussions and agreement between Mie Bank and Daisan Bank if it becomes necessary to do so due to the progress of the procedures for the Share Transfer and otherwise.

Article 9. Listing of Shares, Etc. and Administrator of Shareholder Registry

1.	The New Company shall plan to list, on the Date of Incorporation, the ordinary shares issued thereby on Tokyo Stock Exchange, Inc. and Nagoya Stock Exchange, Inc., as well as the first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc. issued thereby on Tokyo Stock Exchange, Inc., and Mie Bank and Daisan Bank shall conduct the procedures necessary for such listing of shares, etc. based on discussions and by cooperating as much as possible.

2.	The administrator of the shareholder registry at the incorporation of the New Company shall be JAPAN SECURITIES AGENTS, LTD.

Article 10. Distribution of Surplus

1.	Mie Bank may respectively distribute a surplus up to: (i) JPY 32.50 per ordinary share to the Holders of Ordinary Shares or registered pledgees of ordinary shares of Mie Bank who are listed or recorded in the last shareholder registry as of September 30, 2017; and (ii) JPY 32.50 per ordinary share to the Holders of Ordinary Shares or registered pledgees of ordinary shares of Mie Bank who are listed or recorded in the last shareholder registry as of March 31, 2018.

2.	Daisan Bank may respectively distribute a surplus up to JPY 50.00 per ordinary share to the Holders of Ordinary Shares or registered pledgees of ordinary shares of Daisan Bank who are listed or recorded in the last shareholder registry as of March 31, 2018.

3.	Daisan Bank may respectively distribute a surplus up to JPY 56.40 per Series A preference share to the Holders of Preference Shares or registered pledgees of Series A preference shares of Daisan Bank who are listed or recorded in the last shareholder registry as of March 31, 2018.

4.	Except for the cases set forth in the three (3) preceding Paragraphs, neither Mie Bank nor Daisan Bank may, during the period from the date when this Plan is prepared up until the Date of Incorporation of the New Company, pass a resolution to distribute the surplus based on which the applicable Record Date is a date prior to the Date of Incorporation of the New Company; provided, however, that this shall not apply if agreed otherwise based on discussions between Mie Bank and Daisan Bank.

Article 11. Cancellation of Treasury Shares

Mie Bank and Daisan Bank shall cancel all the treasury shares (including the treasury shares acquired upon the appraisal under Article 806, Paragraph 1 of the Companies Act exercised at the time of the Share Transfer) held by each of them at the Record Time, by passing resolutions at their respective board of directors’ meetings, which shall be held by the day before the Date of Incorporation of the New Company.

Article 12. Management of Company’s Property, Etc.

Mie Bank and Daisan Bank shall each, by themselves, and shall cause each of their subsidiaries to, perform their own business and manage and operate their property with the due care of a good manager during the period from the date when this Plan is prepared up until the Date of Incorporation. Except as otherwise set forth in this Plan, Mie Bank and Daisan Bank shall perform by themselves, or cause [each of their subsidiaries] to perform, any act which may cause a material effect on their property, rights or obligations, based on prior discussions and agreement between Mie Bank and Daisan Bank.

Article 13. Effect of this Plan

This Plan shall lose its effect: (i) if an approval is not obtained for this Plan or a resolution on the matters necessary for conducting the Share Transfer is not adopted at either the general meeting of shareholders or the class meeting of shareholders of Mie Bank or Daisan Bank as set forth in Article 8; (ii) if any authorization, permission, registration or approval, etc., of relevant authorities necessary for conducting the Share Transfer (including, without limitation, the authorization provided under Article 52-17 of the Banking Act in relation to the Share Transfer and the authorization provided under Article 13, Paragraph 1 of the Act on Special Measures for Strengthening Financial Functions) is not obtained by the Date of Incorporation of the New Company; or (iii) when the Share Transfer is suspended in accordance with the immediately following Article.

Article 14. Change of Conditions for Share Transfer and Suspension of Share Transfer

Mie Bank and Daisan Bank may, by a written agreement based on the discussions between them, change the conditions for the Share Transfer and other details of this Plan or suspend the Share Transfer if, during the period from the date when this Plan is prepared up until the Date of Incorporation of the New Company: (i) a material change occurs to, or any event is discovered, which may cause a material effect on, the financial situation or the management status of Mie Bank or Daisan Bank; (ii) a situation arises or becomes evident, which may significantly interfere with the Share Transfer; (iii) a situation arises or becomes evident, wherein the Share Transfer may actually constitute a breach of duty of care of a good manager of any officer of Mie Bank or Daisan Bank; or (iv) it otherwise becomes extremely difficult to achieve the purposes of this Plan.

Article 15. Matters to be Discussed

In addition to the matters set forth in this Plan, any matters not set forth in this Plan or any other matter necessary to conduct the Share Transfer shall be determined based on separate discussions and agreement between Mie Bank and Daisan Bank in accordance with the intent of this Plan.

IN WITNESS WHEREOF, this Plan is prepared in duplicate, with Mie Bank and Daisan Bank each affixing their name and seal hereunto and retaining one copy.

September 15, 2017

Mie Bank:

The Mie Bank, Ltd.

7-8 Nishishinchi, Yokkaichi, Mie

Mitsunori Watanabe, Director and President (seal)

Daisan Bank:

The Daisan Bank, Ltd.

510 Kyomachi Matsusaka, Mie

Hiroshi Iwama, Director and President (seal)

Exhibit 1

Articles of Incorporation of San ju San Financial Group, Inc.

Chapter 1. General Provisions

(Corporate Name)

Article 1.	The name of the Company is San ju San Financial Group, Inc., with such name expressed in English as San ju San Financial Group, Inc.

(Purposes)

Article 2.	The purposes of the Company are to engage in the following business activities as a bank-holding company.

(i)	Banking, other business management and its accompanied or relevant business of the companies in which the Company may engage with its subsidiaries pursuant to the Banking Act.

(ii)	In addition to the business provided in the preceding Item, business in which a bank-holding Company may engage in accordance with the Banking Act.

(Location of Head Office)

Article 3.	The head office of the Company shall be located in Matsusaka, Mie.

(Organizations)

Article 4.	The Company shall have the following organizations in addition to the General Meetings of Shareholders and directors:

(i)	Board of Directors;

(ii)	Audit and Supervisory Committee; and

(iii)	Accounting Auditor.

(Method of Public Notice)

Article 5.	The Company shall post its public notice by way of electronic public notice; provided, however, that if such electronic public notice is not available due to an accident or other unavoidable circumstances, the public notice shall then be posted in the Nihon Keizai Shimbun.

Chapter 2. Shares

(Total Number of Shares Authorized to be Issued and Class Shares Authorized to be Issued)

Article 6.	The total number of shares authorized to be issued by the Company shall be seventy million (70,000,000) shares. The total number of ordinary shares authorized to be issued by the Company shall be seventy million (70,000,000) shares. The total number of Series One preference shares authorized to be issued by the Company shall be seventy million (70,000,000) shares.

(Acquisition of Treasury Shares)

Article 7.	In accordance with Article 165, Paragraph 2 of the Companies Act, the Company may acquire its treasury shares by resolution of the Board of Directors.

2.	The Company may, by resolution of the Board of Directors in accordance with the provisions of Article 459 of the Companies Act, prescribe the matters listed in each Item of Article 156, Paragraph 1 of the Companies Act in cases other than cases where a decision pursuant to the provisions of Article 160, Paragraph 1 of the Companies Act is made, and thereby may acquire its treasury shares.

(Share Unit)

Article 8.	The number of any class of shares constituting one (1) unit of shares of the Company shall be one hundred (100) shares.

(Rights of Shareholders of Shares Less Than One Unit)

Article 9.	A shareholder of the Company who holds shares amounting to less than one (1) unit of shares may not exercise any rights other than those set forth below:

(i)	Rights stipulated in each Item of Article 189, Paragraph 2 of the Companies Act;

(ii)	Right to make a demand under Article 166, Paragraph 1 of the Companies Act;

(iii)	Rights to receive allotments of shares for subscription and share options for subscription, in proportion to its shareholding; and

(iv)	Rights to make the demand provided in the following Article.

(Additional Purchase of Shares Less Than One Unit)

Article 10.	The Company’s shareholders may, in accordance with the Share Handling Regulations, claim against the Company to sell them such number of shares which, after the purchase thereof, shall constitute a unit of shares when aggregated with their currently held shares less than one unit.

(Shareholder Registry Administrator)

Article 11.	The Company shall appoint the shareholder registry administrator.

2.	The shareholder registry administrator and its handling office shall be elected by resolution of the Board of Directors, and the Company shall publish notice thereof.

3.	The Company shall entrust the creation and keeping of the list of shareholders and share option registry, and other works relating to the list of shareholders and share option registry to the shareholders registry administrator, and shall not deal with such matters itself.

(Share Handling Regulations)

Article 12.	Handling and fees concerning shares of the Company shall be provided in the laws and ordinances, the Articles of Incorporation, and the Share Handling Regulations as determined by the Board of Directors.

Chapter 3. Preference Shares

(Series One Preference Dividends)

Article 13.	In distributing dividends of surplus as set forth in Article 45, Paragraph1, the Company will distribute dividends to the shareholders holding Series One Preference Shares (“Series One Preference Share Holders”) or the registered share pledgees of Series One Preference Shares (“Series One Preference Registered Share Pledgees”) who are stated or recorded on the final shareholder registry as at the record date in relation to the dividends of the relevant surplus, in preference over the shareholders holding ordinary shares (“Ordinary Share Holders”) and the registered share pledgees of ordinary shares (“Ordinary Registered Share Pledgees”) in the amount of JPY 5,000 divided by 0.7 per Series One Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to Series One Preference Shares, the foregoing amount shall be adjusted appropriately), multiplied by the annual dividend rate set forth in the following Paragraph 2 (“Series One Preference Annual Dividend Rate”) (Calculation shall be made to the fourth decimal place less than one whole yen and the fourth decimal place shall be rounded up.) (“Series One Preference Dividends”); provided, however, that, the upper limit of the Series One Preference Annual Dividend Rate shall be 8%, and if, during the fiscal year in which the relevant record date is included, Series One Preference Interim Dividends as set forth in Article 14 have been paid to the Series One Preference Share Holders or the Series One Preference Registered Share Pledgees, the amount of the Series One Preference Dividends shall be the amount after deducting the amount of the Series One Preference Interim Dividends.

Series One Preference Annual Dividend Rate

Series One Preference Annual Dividend Rate = JPY TIBOR rate-12 months + 1.00%

The Series One Preference Annual Dividend Rate for each fiscal year shall be calculated to the fourth decimal place less than one percent and the fourth decimal place shall be rounded to the nearest third decimal place.

In the foregoing calculation formula, “JPY TIBOR rate – 12 months” shall mean the figure announced by the JBA TIBOR Administration as the JPY 12-months Tokyo Interbank Offered Rate as at 11:00 a.m. on April 1 each year (if such day falls on a bank holiday, the immediately following Business Day as defined below) (“Determination Date of Series One Preference Annual Dividend Rate”) or the figure deemed to be similar thereto. If no JPY TIBOR rate – 12 months has been announced, JPY TIBOR rate – 12 months shall be replaced by the figure announced by ICE Benchmark Administration Limited as the London Interbank Offered Rate (Euro-Yen LIBOR rate – 12 months) (on a 360 day year basis) displayed on page 3750, Reuters, as at 11:00 a.m. London Time on the Determination Date of Series One Preference Annual Dividend Rate. “Business Day” shall mean the days on which banks are engaged in foreign currency and exchange transactions in London and Tokyo.

2.	If, during a fiscal year, the amounts of dividends of surplus distributed to Series One Preference Share Holders or Series One Preference Registered Share Pledgees do not total to the amount of the Series One Preference Dividends, the shortfall shall not be carried over to the immediately following fiscal year and thereafter.

3.	No dividends of surplus shall be paid to Series One Preference Share Holders or Series One Preference Registered Share Pledgees in the amount exceeding the Series One Preference Dividends, except for the dividends of surplus as stipulated in Article 758, Item (8) (b) or Article 760, Item (7) (b) of the Companies Act which are to be paid in the course of the procedures for an absorption-type company split taken by the Company, or the dividends of surplus as stipulated in Article 763, Item (12) (b) or Article 765, Paragraph 1, Item (8) (b) of the Companies Act which are to be paid in the course of the procedures for an incorporation-type company split taken by the Company.

(Series One Preference Interim Dividends)

Article 14.	In distributing interim dividends as set forth in Article 46, the Company shall pay to the Series One Preference Share Holders or Series One Preference Registered Share Pledgees stated or recorded on the final shareholder registry as at the record date in relation to the relevant interim dividends, in preference over the Ordinary Share Holders or Ordinary Registered Share Pledgees, the amount, in cash, up to one half of the amount of the Series One Preference Dividends per one (1) share of Series One Preference Share (“Series One Preference Interim Dividends”).

(Distribution of Residual Assets to Series One Preference Share Holders)

Article 15.	In distributing residual assets, the Company shall pay to the Series One Preference Share Holders or Series One Preference Registered Share Pledgees, in preference over the Ordinary Share Holders and Ordinary Registered Share Pledgees, the amount of JPY 5,000 divided by 0.7 per one (1) share of Series One Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately), plus the amount equivalent to the elapsed Series One Preference Dividends as set forth below.

Amount equivalent to elapsed Series One Preference Dividends

The amount equivalent to the elapsed Series One Preference Dividends per one (1) share of Series One Preference Share shall be the amount, on the date when the distribution of residual assets is made (the “Distribution Date”), of the number of days from and including the first date of the fiscal year in which the Distribution Date is included up to and including the Distribution Date, multiplied by the amount of the Series One Preference Dividends, divided by 365 (calculation shall be made to the fourth decimal place less than one whole yen and the fourth decimal place shall be rounded up); provided, however, that if, during the fiscal year in which the Distribution Date is included, Series One Preference Interim Dividends have been paid to the Series One Preference Share Holders or the Series One Preference Registered Share Pledgees, the amount of the elapsed Series One Preference Dividends shall be the amount after deducting the amount of the Series One Preference Interim Dividends.

2.	No distribution of residual assets shall be made to the Series One Preference Share Holders or Series One Preference Registered Share Pledgees other than in accordance with the Paragraph 1 above.

(Voting rights of Series One Preference Share Holders)

Article 16.	Series One Preference Share Holders shall not exercise their voting rights for any matters at a shareholders meeting; provided, however, that Series One Preference Share Holders are entitled to exercise their voting rights for all matters at a shareholders meeting from: (i) the time of issuance of the Series One Preference Shares if the shareholders of the Series A preference shares issued by The Daisan Bank, Ltd. (“Daisan Bank”) are entitled to exercise their voting rights for all matters at a shareholders meeting of Daisan Bank at the time of issuance of the Series One Preference Shares; (ii) the time of an annual shareholders meeting if an agenda item to the effect that the full amount of the Series One Preference Dividends (the amount after deducting the amount of the Series One Preference Interim Dividends if the Series One Preference Interim Dividends have been paid to Series One Preference Share Holders or Series One Preference Registered Share Pledgees) will be paid has not been proposed at the annual shareholders meeting; or (iii) the time of closing of an annual shareholders meeting if an agenda item to the effect that the full amount of the Series One Preference Dividends (the amount after deducting the amount of the Series One Preference Interim Dividends if the Series One Preference Interim Dividends have been paid to Series One Preference Share Holders or Series One Preference Registered Share Pledgees) will be paid was rejected at the annual shareholders meeting, until the time when the resolution to the effect that the full amount of the Series One Preference Dividends (the amount after deducting the amount of the Series One Preference Interim Dividends if the Series One Preference Interim Dividends have been paid to Series One Preference Share Holders or Series One Preference Registered Share Pledgees) will be paid is made.

(Put Option in consideration of ordinary shares)

Article 17.	Series One Preference Share Holders are entitled to demand the Company to acquire the Series One Preference Shares held by them during the period in which such shareholders are entitled to demand acquisition (“Demand for Acquisition Period”) from the Company as set forth in the following Paragraph 2. If such demand for acquisition is made, the Company shall deliver the assets set forth in the following Paragraph 3 to a Series One Preference Share Holder in exchange for acquiring the Series One Preference Shares for which a Series One Preference Share Holder demanded acquisition from the Company; provided, however, that no demand for acquisition as set forth in this Paragraph shall be made in regard to shares which are less than a unit (“Fractional Unit”).

2.	The Demand for Acquisition Period shall be from the date of incorporation of the Company until September 30, 2024.

3.	In exchange for the acquisition of Series One Preference Shares, the Company shall deliver ordinary shares in the number of Series One Preference Shares for which the Series One Preference Shareholder demanded acquisition, multiplied by JPY 5,000 and divided by 0.7 (provided, however, that if there is any share split, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately), divided by the acquisition price set forth in the following Paragraphs 4 through 8. If there are any fractions less than one whole share in the number of ordinary shares that should be delivered in exchange for the acquisition of Series One Preference Shares, such fractions shall be handled in accordance with Article 167, Paragraph 3 of the Companies Act.

4.	The initial acquisition price shall be the market value as at the date of incorporation of the Company. The market value as at the date of incorporation of the Company shall be the amount equivalent to the average daily closing price (including indicative prices: hereinafter, referred to as the “Closing Price”) for the ordinary shares of Daisan Bank on the Tokyo Stock Exchange for the most recent five consecutive trading days preceding the third Friday of March 2018 (including the said day: hereinafter, referred to as the “Determination Date for Initial Acquisition Price”) (provided, however, that if the Determination Date for Initial Acquisition Price does not fall on a trading day, excluding days without a Closing Price, then for five consecutive trading days immediately preceding the Determination Date for Initial Acquisition Price) divided by 0.7 (calculation shall be made to the first decimal place less than one whole yen and the first decimal place shall be rounded down); provided, however, that if, as a result of such calculation, the acquisition price is less than the lower limit acquisition price set forth in the following Paragraph 7, the acquisition price shall be such lower limit acquisition price.

5.	During the period of the Demand for Acquisition Period, on and after the day immediately following the third Friday each month (“Determination Date”), the acquisition price shall be amended to the amount equivalent to the average daily Closing Price of the ordinary shares of the Company for the most recent five consecutive trading days preceding the Determination Date (including the said day) (provided, however, that if the Determination Date does not fall on a trading day, excluding days without a Closing Price, then for five consecutive trading days immediately preceding the Determination Date) (calculation shall be made to the first decimal place less than one whole yen and the first decimal place shall be rounded down); provided, however, that, as a result of such calculation, if the amended acquisition price is less than the lower limit acquisition price set forth in the following Paragraph 7, the amended acquisition price shall be such lower limit acquisition price. If, during the period after the first day of the foregoing five consecutive trading days until the Determination Date (including the said day), there are any events requiring adjustment of the acquisition price set forth in the following Paragraph 8, the amended acquisition price shall be adjusted to the amount deemed appropriate by the board of directors.

6.	No upper limit shall be established on the acquisition price.

7.	The amount of JPY 1,005 divided by 0.7 shall be the “Lower Limit Acquisition Price” (provided, however, that adjustment as set forth in the following Paragraph 8 shall apply).

8.	A. If any of the following items occurs after the issuance of the Series One Preference Shares, the acquisition price (including the lower limit acquisition price) shall be adjusted based on the following calculation formula (“Acquisition Price Adjustment Calculation Formula”) (hereinafter, the acquisition price after adjustment shall be referred to as the “Acquisition Price After Adjustment”). The calculation based on the Acquisition Price Adjustment Calculation Formula shall be made to the first decimal place less than one whole yen and the first decimal place shall be rounded down.

Acquisition price after adjustment	=	Acquisition price before adjustment	×	Number of issued ordinary shares	+	Number of ordinary shares to be delivered	×	Paid-in amount per share
Market value
Number of issued ordinary shares + Number of ordinary shares to be delivered

(i)	If the ordinary shares are issued or the ordinary shares which are the treasury shares are disposed of (including an allotment without consideration) in an amount less than the Market Value used in the Acquisition Price Adjustment Calculation Formula (defined in the following C: the same shall apply hereinafter) (except for cases where shares with a put option, share options [including bonds with share options: the same shall apply hereafter in this Paragraph 8] or other securities [“Shares with Put Option”], or shares subject to call, share options subject to call, or other securities which can be acquired by the Company in exchange for the delivery of ordinary shares of the Company [“Shares Subject to Call”], are acquired or exercised, and ordinary shares are delivered in exchange therefor).

The Acquisition Price After Adjustment shall apply on and after the day immediately following the paid-in date (the end of the relevant paid-in period if the paid-in period is established: the same shall apply hereafter) (the effective date in the case of allotment without consideration) or on and after the day immediately following the record date, if any, for the purpose of granting the shareholders the right to receive allotment of shares for subscription or for the purpose of allotment without consideration.

(ii)	In the case of share splitting

The Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that the number of ordinary shares to be increased by way of splitting on the record date for share splitting (excluding the number of ordinary shares to be increased in relation to the ordinary shares which are the treasury shares of the Company on the record date) has been delivered, and shall apply on and after the day immediately following the record date.

(iii)	In the case of issuance (including the case of allotment without consideration) of Shares with Put Option which enable the holders to demand the delivery of ordinary shares of the Company in an amount less than the Market Value used in the Acquisition Price Adjustment Calculation Formula (as defined in D below: the same shall apply in this item (iii), the following items (iv) and (v), and C (iv) below).

The Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that, on the paid-in date of the relevant Shares with Put Option (on the allotment date in the case of share options) (on the effective date in the case of allotment without consideration) or on the record date, if any, for the purpose or granting the shareholders the right to receive the allotment for the Shares with Put Option or for the purpose of allotment without consideration, all of the relevant Shares with Put Option have been acquired or exercised on the initial conditions, and thereby ordinary shares have been delivered; and such Acquisition Price After Adjustment shall apply on and after the day immediately following the paid-in date (the allotment date in the case of share options) (the effective date in the case of allotment without consideration) or on and after the day immediately following the record date.

Notwithstanding the foregoing, if the Shares with Put Option are issued at a price which is not determined on the date when the foregoing ordinary shares are deemed to have been delivered and which will be determined on a certain subsequent date (“Price Determination Date”), and if the price determined is less than the Market Value used in the Acquisition Price Adjustment Calculation Formula, the Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that all of the relevant Shares with Put Option remaining on the relevant Price Determination Date have been acquired or exercised on the conditions determined on the Price Determination Date, and thereby ordinary shares have been delivered, and such Acquisition Price After Adjustment shall apply on and after the day immediately following the relevant Price Determination Date.

(iv)	In the case where Shares with Put Option issued by the Company have conditions under which the price may be amended on or after the issuance date (excluding adjustment for preventing dilution similar to under this Item A or Item B) and the price after amendment on the date when the relevant amendment is made (“Amendment Date”) (“Amended Price”) is less than the Market Value used in the Acquisition Price Adjustment Calculation Formula.

The Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that all of the remaining relevant Shares with Put Option have been acquired or exercised at the Amended Price, and thereby ordinary shares have been delivered on the Amendment Date, and such Acquisition Price After Adjustment shall apply on and after the day immediately following the relevant Amendment Date.

In applying the Acquisition Price Adjustment Calculation Formula, in accordance with the following (a) through (c), the effective acquisition price on the day immediately preceding the day when the Acquisition Price After Adjustment applies, multiplied by the rate determined in each case (“Adjustment Factor”) shall be deemed to be the acquisition price before adjustment.

If no adjustment is made in accordance with item (iii) above or this item (iv) for the relevant Shares with Put Option before the relevant Amendment Date:

The Adjustment Factor shall be one (1).

If any adjustment is made in accordance with item (iii) above or this item (iv) for the relevant Shares with Put Option before the relevant Amendment Date, and an amendment is made in accordance with the preceding Paragraph 5 to the acquisition price during the period after the relevant adjustment is made and before the relevant Amendment Date:

The Adjustment Factor shall be one (1).

Provided, however, that, in calculating the lower limit acquisition price, the Adjustment Factor shall be the rate calculated based on the lower limit acquisition price before making the most recent adjustment in accordance with item (iii) above or this item (iv), divided by the lower limit acquisition price after the relevant adjustment is made.

If any adjustment is made in accordance with item (iii) above or this item (iv) for the relevant Shares with Put Option before the relevant Amendment Date, and no amendment is made in accordance with the preceding Paragraph 5 to the acquisition price during the period after the relevant adjustment is made and before the relevant Amendment Date:

The Adjustment Factor shall be the rate calculated based on the acquisition price before making most recent adjustment in accordance with item (iii) above or this item (iv), divided by the acquisition price after the relevant adjustment is made.

(v)	If ordinary shares are delivered in an amount less than the Market Value used in the Acquisition Price Adjustment Calculation Formula in exchange for the acquisition of Shares Subject to Call:

The Acquisition Price After Adjustment shall apply on and after the day immediately following the acquisition date.

Provided, however, that if any adjustment has already been made to the acquisition price in accordance with item (iii) or (iv) above with respect to Shares Subject to Call, only if the Number of Fully Diluted Ordinary Shares (as defined in E below) after the delivery of ordinary shares in exchange for such acquisition exceeds the number of issued ordinary shares immediately preceding the relevant acquisition, the Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that such excess number of ordinary shares has been delivered; if the Number of Fully Diluted Ordinary Shares after the delivery of ordinary shares in exchange for the acquisition does not exceed the number of issued ordinary shares immediately preceding the acquisition, no adjustment shall be made in accordance with this item (v).

(vi)	In the case of share consolidation

The Acquisition Price After Adjustment shall be calculated and applied based on the Acquisition Price Adjustment Calculation Formula by deeming the negative figure of the number of ordinary shares to be decreased by way of the share consolidation after the effective date of the share consolidation (excluding the number of ordinary shares to be decreased in relation to the ordinary shares which are the treasury shares of the Company on the effective date) as the number of ordinary shares.

B.	Other than A (i) through (vi) above, if adjustment to the acquisition price (including the lower limit acquisition price) becomes necessary due to merger, company split, share exchange, share transfer, etc., the acquisition price shall be changed to the acquisition price deemed appropriate by the board of directors (including the lower limit acquisition price).

C. (i)	The “Market Value” used in the Acquisition Price Adjustment Calculation Formula shall be the average Closing Price for the ordinary shares of the Company for the five consecutive trading days prior to the date when the Acquisition Price After Adjustment applies (excluding the number of days without Closing Prices); provided, however, that the calculation shall be made to the first decimal place less than one whole yen, and the first decimal place shall be rounded down. If there are any events requiring adjustment to the acquisition price during the foregoing five consecutive trading days, the Acquisition Price After Adjustment shall be adjusted in accordance with this Paragraph 8.

(ii)	The “Acquisition Price Before Adjustment” used in the Acquisition Price Adjustment Calculation Formula shall be the effective acquisition price on the day immediately preceding the day when the Acquisition Price After Adjustment applies.

(iii)	The “Number of Issued Ordinary Shares” used in the Acquisition Price Adjustment Calculation Formula shall be, on the record date, if any, (excluding the number of ordinary shares which are deemed to have been delivered on the relevant record date in accordance with A (i) through (iii) above), or on the day one month before the day when the Acquisition Price After Adjustment applies if there is no record date, the number of issued ordinary shares of the Company (excluding the number of ordinary shares which are treasury shares), plus the number of ordinary shares which are deemed to be the “Number of Ordinary Shares to be Delivered” in accordance with A and B above before adjustment is made to the relevant acquisition price and which have not yet been delivered (excluding the number of ordinary shares which are deemed to be the “Number of Ordinary Shares to be Delivered” by way of the adjustment made in accordance with A (iii) or (iv) above applied prior to the adjustment in accordance with A (iv) (b) or (c) above relating to the relevant Shares with Put Option, after the day (including the said day) when adjustment made in accordance with A (iv) (b) or (c) above firstly applies in regard to certain Shares with Put Option).

(iv)	The “Paid-in Amount Per Share” used in the Acquisition Price Adjustment Calculation Formula shall mean the relevant paid-in amount (JPY 0 in the case of allotment without consideration) (the appropriate valuation amount in the case of payment by property other than money) in the case of A (i) above; JPY 0 in the case of A (ii) and (vi) above; and the Price in the case of A (iii) through (v) above (the amended Price in the case of (iv)).

D.	In A (iii) through (v) above and C (iv) above, the “Price” shall mean the paid-in amount in connection with the issuance of Shares with Put Option and Shares Subject to Call (in the case of share options, the Price shall be the foregoing paid-in amount plus the value of the property contributed in connection with the exercise thereof), less the value of the property other than the ordinary shares to be delivered to the holders of Shares with Put Option or Shares Subject to Call, divided by the number of ordinary shares to be delivered in connection with the acquisition or exercise thereof.

E.	In A (v) above, the “Number of Fully Diluted Ordinary Shares” shall mean the number of issued ordinary shares on the day when the Acquisition Price After Adjustment applies, less the number of ordinary shares which are included in the number of issued ordinary shares but not yet delivered relating to the relevant Shares Subject to Call, plus the number of ordinary shares to be delivered by way of acquisition of the relevant Shares Subject to Call, in accordance with C (iii) above.

F.	In A (i) through (iii) above, if the record date for each relevant act is determined and each such act requires, as a condition precedent, a resolution for approval relating to a certain matter at the general shareholders meeting of the Company held on or after the relevant record date, irrespective of A (i) through (iii) above, the Acquisition Price After Adjustment shall apply on and after the day immediately following the day of conclusion of the shareholders meeting at which the relevant approval is resolved.

G.	If the difference between the Acquisition Price After Adjustment calculated based on the Acquisition Price Adjustment Calculation Formula and the Acquisition Price Before Adjustment is less than one yen, no adjustment shall be made to the acquisition price; provided, however, that if, subsequently, there are any events requiring adjustment to the acquisition price calculated based on the Acquisition Price Adjustment Calculation Formula, and the acquisition price shall be recalculated, then the amount of the Acquisition Price Before Adjustment less the foregoing difference shall be used in lieu of the Acquisition Price Before Adjustment in the Acquisition Price Adjustment Calculation Formula.

9.	The acquisition price set forth in Paragraphs 4 through 8 above (including the Simultaneous Acquisition Price set forth in Article 19, Paragraph 2: the same shall apply hereafter in this Paragraph 9) shall be construed from the perspective of preventing dilution and treating shareholders of shares of different classes on a substantially fair basis; if the calculation becomes difficult or the results of the calculation become unreasonable, the board of directors of the Company shall make appropriate adjustment to the acquisition price and otherwise take reasonably necessary measures.

(Acquisition in consideration of money)

Article 18.	When the date separately determined by the board of directors (“Acquisition Date”) arrives on or after October 1, 2019, the Company may acquire all or part of the Series One Preference Shares to the extent possible in accordance with the laws and regulations; provided, however, that the board of directors may determine the Acquisition Date only if the Closing Price for the ordinary shares of the Company is less than the lower limit acquisition price on all of the 30 consecutive trading days until the day on which the relevant board of directors meeting is held (including the day of holding), and prior approval has been obtained from the Financial Services Agency. In this case, the Company shall deliver to the Series One Preference Share Holders the assets set forth in (2) below, in exchange for acquiring such Series One Preference Shares. Any acquisition of part of the Series One Preference Shares shall be made by way of proportional distribution. Any exercise of a demand for acquisition as set forth in Article 17, Paragraph1 shall not be prevented even after the determination of the Acquisition Date.

2.	In exchange for acquiring the Series One Preference Shares, the Company shall deliver money in the amount of JPY 5,000 divided by 0.7 per one (1) share of Series One Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately) plus the amount equivalent to the Elapsed Series One Preference Dividends. In this Paragraph 2, both the “date when the residual property will be distributed” and the “Distribution Date” in the calculation of the amount equivalent to the Elapsed Series One Preference Dividends set forth in Article 15, Paragraph 1 shall be re-read as the “Acquisition Date” and the amount equivalent to the Elapsed Series One Preference Dividends shall be calculated accordingly.

(Acquisition in consideration of ordinary shares)

Article 19.	Acquisition in consideration of ordinary shares

The Company shall acquire all of the Series One Preference Shares which have not been acquired by the Company by the last day of the Demand for Acquisition Period on the day immediately following the last day of the Demand for Acquisition Period (“Simultaneous Acquisition Date”). In this case, in exchange for acquiring such Series One Preference Shares, the Company shall deliver to the relevant Series One Preference Share Holders ordinary shares in the amount of the number of Series One Preference Shares held by themselves, multiplied by the amount of JPY 5,000 divided by 0.7 (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately), divided by the Market Value set forth in the following Paragraph 2 (“Simultaneous Acquisition Price”). If there are any fractional figures less than one whole share in the number of the ordinary shares that should be delivered in exchange for acquiring the Series One Preference Shares, such fractional figures shall be handled in accordance with Article 234 of the Companies Act.

2.	The Simultaneous Acquisition Price shall be the amount equivalent to the average of the daily Closing Price of the ordinary shares of the Company for 30 consecutive trading days commencing on the 45th consecutive trading day prior to the Simultaneous Acquisition Date (excluding the days when the Closing Price is not calculated) (calculation shall be made to the first decimal place less than one whole yen, and the first decimal place shall be rounded down); provided, however, that if, as a result of such calculation, the Simultaneous Acquisition Price is less than the lower limit acquisition price, the Simultaneous Acquisition Price shall be such lower limit acquisition price.

(Share splitting or consolidation, and allotment of shares without consideration)

Article 20.	In splitting or consolidating the shares, the Company shall conduct the same per class of ordinary shares and Series One Preference Shares in a simultaneous manner and in the same proportion.

2.	In allotting shares without consideration, the Company shall conduct the same per class of ordinary shares and Series One Preference Shares in a simultaneous manner and in the same proportion.

(Period of Exclusion)

Article 21.	The provision of Article 47 shall mutatis mutandis to the payment of Series One Preference Dividends.

Chapter 4. General Meeting of Shareholders

(Convocation of the General Meeting of Shareholders)

Article 22.	The Company will convene the Ordinary General Meeting of Shareholders within three (3) months from April 1st each year, and will convene the Extraordinary Shareholders’ Meeting from time to time, as necessary.

(Record Date of the General Meeting of Shareholders)

Article 23.	The Record Date of the right to vote during the Ordinary General Meeting of Shareholders of the Company shall be March 31st each year.

(Convener and Chairman of the General Meeting of Shareholders)

Article 24.	Unless otherwise provided for by any applicable laws or ordinances, the President of the Company shall convene the General Meeting of Shareholders and act as the Chairman at the General Meeting of Shareholders.

2.	If the President of the Company is absent or otherwise unavailable, one (1) of the other directors shall act in his/her place, based on an order of succession determined in advance by the Board of Directors.

(Manner of Resolution)

Article 25.	Unless otherwise provided for by any applicable laws or ordinances or the Articles of Incorporation, a resolution of the General Meeting of Shareholders shall be made by a majority of the votes of the shareholders who are entitled to vote and present at the meeting,

2.	The resolution of the meeting of shareholders pursuant to the provisions of Article 309, Paragraph 2 of the Companies Act shall be made by a majority of two thirds (2/3) or more of the votes of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the voting rights of all the shareholders entitled to vote are present.

(Proxy Voting)

Article 26.	A shareholder may exercise his/her voting rights through a proxy who shall be another single shareholder who has voting rights of the Company.

2.	In this case, the shareholder or his/her proxy shall submit to the Company a document certifying this delegation for each meeting of the shareholders.

(Disclosure of a Reference Document for Meeting of Shareholders on the Internet and the Effect of Such Disclosure)

Article 27.	At the convocation of the General Meeting of Shareholders, the Company may disclose information pertaining to matters required to be indicated or presented in a reference document for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements through the internet as provided in the Ministerial Ordinance of the Ministry of Justice and such a disclosure shall be deemed an effective provision of documents by the Company to the shareholders.

(Class Shareholders Meeting)

Article 28.	The provisions of Article 24, Article 25, Paragraph 1, Article 26, and Article 27 shall apply mutatis mutandis to the Class Shareholders Meeting.

2.	The provision of Article 23 shall apply mutatis mutandis to the Class Shareholders Meeting which is held on the same date as the Ordinary General Meeting of the Shareholders.

3.	The resolutions of the Class Shareholders Meeting prescribed in Article 324, Paragraph 2 of the Companies Act shall be made by a majority of two thirds (2/3) or more of the votes of the shareholders present at the meeting where the shareholders who hold one third (1/3) or more of the votes of all shareholders entitled to exercise their votes at such Class Shareholders Meeting are present.

Chapter 5. Directors and Board of Directors

(Number of Directors)

Article 29.	The number of directors of the Company (excluding the directors who are also Audit and Supervisory Committee members) shall not exceed twelve (12).

2.	The number of directors who are also Audit and Supervisory Committee members shall not exceed six (6).

(Election of Directors)

Article 30.	The directors of the Company who are also Audit and Supervisory Committee members shall be elected by resolution of the General Meeting of Shareholders in distinction from the directors thereof who are not Audit and Supervisory Committee members.

2.	The resolution for electing a director under the preceding Paragraph shall require a majority of the votes cast at the meeting where shareholders representing one third (1/3) or more of all the shareholders who are entitled to vote are present.

3.	The directors shall not be elected by cumulative voting.

(Term of Directors)

Article 31.	The term of office of a director (excluding a director who is also an Audit and Supervisory Committee member) shall run until the closing of the Ordinary General Meeting of Shareholders held with respect to the last fiscal year ending within one (1) year after he/she is elected to office.

2.	The term of office of a director who is also an Audit and Supervisory Committee member shall run until the closing of the Ordinary General Meeting of Shareholders held with respect to the last fiscal year ending within two (2) years after he/she is elected to office.

3.	The term of office of a director who is also an Audit and Supervisory Committee member and is elected as a substitute for a director who is also an Audit and Supervisory Committee member and resigns before the expiration of his/her term of office shall run until the expiration of the term of office of such retired director who is also an Audit and Supervisory Committee member.

(Board of Directors)

Article 32.	Unless otherwise provided for by the laws or ordinances or the Articles of Incorporation, matters concerning the Board of Directors are subject to the Regulations of the Board of Directors as determined by the Board of Directors.

(Director with special title)

Article 33.	The Board of Directors may elect one (1) Director and Chairman, one (1) Director and Vice Chairman, one (1) Director and President and one (1) Director and Vice President of the Company, and up to a few Executive Directors and Managing Directors by its resolution.

2.	Matters concerning the duties of the directors with special titles shall be subject to the Regulations of the Board of Directors as determined by the Board of Directors.

(Representative Director)

Article 34.	The President of the Company shall represent the Company.

2.	The Board of Directors may elect a Representative Director other than the President of the Company by its resolution.

(Convocation of the Meetings of the Board of Directors)

Article 35.	Unless otherwise provided for by the laws and ordinances, the Director and Chairman of Directors shall convene the meetings of the Board of Directors and shall act as Chairman thereof. If the Director and Chairman of Directors is absent or is otherwise unavailable, one of the other directors shall take his/her place based on an order of succession determined in advance by the Board of Directors.

2.	Notice of convocation of the meeting of the Board of Directors shall be given to each director at least three (3) days prior to the day of such meeting; provided however, that in the case of an emergency, such period may be shortened.

3.	Meetings of the Board of Directors may be held without the procedures for convocation in case the consent of all the directors is acquired.

(Delegation of Authority on Important Execution of Duties)

Article 36	The Board of Directors may, pursuant to the provisions of Article 399-13, Paragraph 6 of the Companies Act, and by the resolution of the Board of Directors, delegate all or a part of its decision making authority on important execution of duties, which should be determined by the Board of Directors (except the matters listed in each item of Article 399-13, Paragraph 5 of the Companies Act), to a director.

(Remuneration, etc. to Directors)

Article 37.	The amount of remuneration, bonuses, and any other financial benefits that the directors receive from the Company as consideration for the execution of their duties shall be determined by the General Meeting of Shareholders, in distinction between the directors who are also Audit and Supervisory Committee and other directors.

(Manner of Resolution of the Meetings of the Board of Directors)

Article 38.	A resolution of the meeting of the Board of Directors shall be made by a majority of the votes of directors present at the meeting where a majority of all directors who are entitled to vote are present.

2.	The Company shall deem that the Board of Directors made a resolution to approve a matter that is a purpose of the resolution, if the requirements provided for in Article 370 of the Companies Act are satisfied.

(Limitation of Liability of the Directors)

Article 39.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may execute an agreement with directors (excluding those who are executive directors, etc.) to limit their liability under Article 423, Paragraph 1 of the same act; provided, however, that the maximum amount of the liability for damages under such agreement shall be the minimum amount provided by law.

Chapter 6. Audit and Supervisory Committee and its members

(Convocation for the Meeting of the Audit and Supervisory Committee)

Article 40.	A notice of convocation for the meeting of the Audit and Supervisory Committee shall be dispatched to each Audit and Supervisory Committee member at least three (3) days prior to the date of such meeting; provided, however, that such notice period may be shortened in case of urgency.

2.	The meetings of the Audit and Supervisory Committee may be held without going through any convocation procedures by the consent of all Audit and Supervisory Committee members.

(Regulations of the Audit and Supervisory Committee)

Article 41	Unless otherwise provided for by the laws or ordinances or the Articles of Incorporation, the matters concerning the Audit and Supervisory Committee are subject to the Regulations of the Audit and Supervisory Committee as determined by the Audit and Supervisory Committee.

Chapter 7. Accounting Auditor

(Election of Accounting Auditor)

Article 42.	The accounting auditor shall be elected by resolution of the General Meeting of Shareholders.

(Term of Accounting Auditor)

Article 43.	The term of the accounting auditor shall run until the closing of the Ordinary General Meeting of Shareholders held with respect to the last fiscal year ending within one (1) year after his/her election.

2.	If no resolution is otherwise made at the Ordinary General Meeting of Shareholders in the preceding Paragraph, the incumbent accounting auditor shall be deemed to have been re-elected at that meeting.

Chapter 8. Accounts

(Business Year)

Article 44.	The Company’s fiscal year shall commence on April 1st of each year and end on March 31st of the following year.

(Record Date for Dividends of Surplus)

Article 45.	The record date for the Company’s year-end dividends shall be March 31st of each year.

2.	In addition to the preceding Paragraph, the Company may determine the record date and distribute the surplus.

(Midterm Dividends)

Article 46.	The Company may make a midterm dividend by the resolution of the Board of Directors, with the record date being September 30th each year.

(Period of Exclusion of Dividends)

Article 47.	If cash dividends have not been paid within five (5) years from the payment date, the Company shall be released from its obligation to pay the cash dividends.

2.	No interest shall accrue on any outstanding cash dividends of surplus.

Supplementary Provision

(Initial Business Year)

Article 1.	Notwithstanding Article 44, the initial fiscal year of the Company is from the date of the Company’s incorporation through March 31st, 2019.

(Remuneration of the first Directors)

Article 2.	Notwithstanding Article 37, remuneration of the directors (excluding the directors who are also Audit and Supervisory Committee members) from the date of the Company’s incorporation to the closing of the first Ordinary General Meeting of Shareholders shall not be more than three hundred (300) million yen per year.

2.	Notwithstanding Article 37, remuneration of the directors who are also the Audit and Supervisory Committee members from the date of its incorporation to the closing of the first Ordinary General Meeting of Shareholders shall not be more than sixty (60) million yen per year.

(Deletion of these supplementary provisions)

Article 3.	These supplementary provisions shall be deleted at the time of the closing of the first Ordinary General Meeting of Shareholders after the date of the Company’s incorporation.

End

Exhibit 2

Summary of Terms for Issuance of

Series One Preference Shares of San ju San Financial Group, Inc.

1.	Type of shares to be issued

Series One preference shares of San ju San Financial Group, Inc. (the “Series One Preference Shares”)

2.	Number of shares to be issued

4,200,000 shares

3.	Method of issuance

In connection with the share transfer (the “Share Transfer”) under which The Mie Bank, Ltd. (“Mie Bank”) and The Daisan Bank, Ltd. (“Daisan Bank”) will become wholly-owned subsidiaries through a share transfer, and San ju San Financial Group, Inc. (the “Company”) will become a fully-owning parent company incorporated through a share transfer, the Company will issue the Series One Preference Shares and allot 0.7 shares of Series One Preference Shares per one (1) share of Series A preference share of Daisan Bank to the shareholders of Series A preference shares of Daisan Bank as at the time immediately before the Company’s acquisition of all of the issued shares of Mie Bank and Daisan Bank by way of the Share Transfer.

4.	Series One Preference Dividends

(1)	Series One Preference Dividends

In distributing dividends of surplus as set forth in Article 45.1 of the Articles of Incorporation, the Company will distribute dividends to the shareholders holding Series One Preference Shares (“Series One Preference Share Holders”) or the registered share pledgees of Series One Preference Shares (“Series One Preference Registered Share Pledgees”) who are stated or recorded on the final shareholder registry as at the record date in relation to the dividends of the relevant surplus, in preference over the shareholders holding ordinary shares (“Ordinary Share Holders”) and the registered share pledgees of ordinary shares (“Ordinary Registered Share Pledgees”) in the amount of JPY 5,000 divided by 0.7 per Series One Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to Series One Preference Shares, the foregoing amount shall be adjusted appropriately), multiplied by the annual dividend rate set forth in the following paragraph (2) (“Series One Preference Annual Dividend Rate”) (Calculation shall be made to the fourth decimal place less than one whole yen and the fourth decimal place shall be rounded up.) (“Series One Preference Dividends”); provided, however, that, if, during the fiscal year in which the relevant record date is included, Series One Preference Interim Dividends as set forth in Section 5 have been paid to the Series One Preference Share Holders or the Series One Preference Registered Share Pledgees, the amount of the Series One Preference Dividends shall be the amount after deducting the amount of the Series One Preference Interim Dividends.

(2)	Series One Preference Annual Dividend Rate

Series One Preference Annual Dividend Rate = JPY TIBOR rate-12 months + 1.00%

The Series One Preference Annual Dividend Rate for each fiscal year shall be calculated to the fourth decimal place less than one percent and the fourth decimal place shall be rounded to the nearest third decimal place.

In the foregoing calculation formula, “JPY TIBOR rate – 12 months” shall mean the figure announced by the JBA TIBOR Administration as the JPY 12-months Tokyo Interbank Offered Rate as at 11:00 a.m. on April 1 each year (if such day falls on a bank holiday, the immediately following Business Day as defined below) (“Determination Date of Series One Preference Annual Dividend Rate”) or the figure deemed to be similar thereto. If no JPY TIBOR rate – 12 months has been announced, JPY TIBOR rate – 12 months shall be replaced by the figure announced by ICE Benchmark Administration Limited as the London Interbank Offered Rate (Euro-Yen LIBOR rate – 12 months) (on a 360 day year basis) displayed on page 3750, Reuters, as at 11:00 a.m. London Time on the Determination Date of Series One Preference Annual Dividend Rate. “Business Day” shall mean the days on which banks are engaged in foreign currency and exchange transactions in London and Tokyo.

However, if the foregoing calculation results exceed 8%, the Series One Preference Annual Dividend Rate shall be 8%.

(3)	Non-cumulative

If, during a fiscal year, the amounts of dividends of surplus distributed to Series One Preference Share Holders or Series One Preference Registered Share Pledgees do not total to the amount of the Series One Preference Dividends, the shortfall shall not be carried over to the immediately following fiscal year and thereafter.

(4)	Non-participation

No dividends of surplus shall be paid to Series One Preference Share Holders or Series One Preference Registered Share Pledgees in the amount exceeding the Series One Preference Dividends, except for the dividends of surplus as stipulated in Article 758, Item (8) (b) or Article 760, Item (7) (b) of the Companies Act which are to be paid in the course of the procedures for an absorption-type company split taken by the Company, or the dividends of surplus as stipulated in Article 763, Item (12) (b) or Article 765, Paragraph 1, Item (8) (b) of the Companies Act which are to be paid in the course of the procedures for an incorporation-type company split taken by the Company.

5.	Series One Preference Interim Dividends

In distributing interim dividends as set forth in Article 46 of the Articles of Incorporation, the Company shall pay to the Series One Preference Share Holders or Series One Preference Registered Share Pledgees stated or recorded on the final shareholder registry as at the record date in relation to the relevant interim dividends, in preference over the Ordinary Share Holders or Ordinary Registered Share Pledgees, the amount, in cash, up to one half of the amount of the Series One Preference Dividends per one (1) share of Series One Preference Share (“Series One Preference Interim Dividends”).

6.	Residual assets

(1)	Distribution of residual assets

In distributing residual assets, the Company shall pay to the Series One Preference Share Holders or Series One Preference Registered Share Pledgees, in preference over the Ordinary Share Holders and Ordinary Registered Share Pledgees, the amount of JPY 5,000 divided by 0.7 per one (1) share of Series One Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately), plus the amount equivalent to the elapsed Series One Preference Dividends as set forth in the following paragraph (2).

(2)	Amount equivalent to elapsed Series One Preference Dividends

The amount equivalent to the elapsed Series One Preference Dividends per one (1) share of Series One Preference Share shall be the amount, on the date when the distribution of residual assets is made (the “Distribution Date”), of the number of days from and including the first date of the fiscal year in which the Distribution Date is included up to and including the Distribution Date, multiplied by the amount of the Series One Preference Dividends, divided by 365 (calculation shall be made to the fourth decimal place less than one whole yen and the fourth decimal place shall be rounded up); provided, however, that if, during the fiscal year in which the Distribution Date is included, Series One Preference Interim Dividends have been paid to the Series One Preference Share Holders or the Series One Preference Registered Share Pledgees, the amount of the elapsed Series One Preference Dividends shall be the amount after deducting the amount of the Series One Preference Interim Dividends.

(3)	Non-participation

No distribution of residual assets shall be made to the Series One Preference Share Holders or Series One Preference Registered Share Pledgees other than in accordance with the paragraph (1) above.

7.	Voting rights

Series One Preference Share Holders shall not exercise their voting rights for any matters at a shareholders meeting; provided, however, that Series One Preference Share Holders are entitled to exercise their voting rights for all matters at a shareholders meeting from: (i) the time of issuance of the Series One Preference Shares if the shareholders of the Series A preference shares issued by Daisan Bank are entitled to exercise their voting rights for all matters at a shareholders meeting of Daisan Bank at the time of issuance of the Series One Preference Shares; (ii) the time of an annual shareholders meeting if an agenda item to the effect that the full amount of the Series One Preference Dividends (the amount after deducting the amount of the Series One Preference Interim Dividends if the Series One Preference Interim Dividends have been paid) will be paid has not been proposed at the annual shareholders meeting; or (iii) the time of closing of an annual shareholders meeting if an agenda item to the effect that the full amount of the Series One Preference Dividends (the amount after deducting the amount of the Series One Preference Interim Dividends if the Series One Preference Interim Dividends have been paid) will be paid was rejected at the annual shareholders meeting, until the time when the resolution to the effect that the full amount of the Series One Preference Dividends (the amount after deducting the amount of the Series One Preference Interim Dividends if the Series One Preference Interim Dividends have been paid) will be paid is made.

8.	Put Option in consideration of ordinary shares

(1)	Put option

Series One Preference Share Holders are entitled to demand the Company to acquire the Series One Preference Shares held by them during the period in which such shareholders are entitled to demand acquisition from the Company as set forth in the following paragraph (2). If such demand for acquisition is made, the Company shall deliver the assets set forth in the following paragraph (3) to a Series One Preference Share Holder in exchange for acquiring the Series One Preference Shares for which a Series One Preference Share Holder demanded acquisition from the Company; provided, however, that no demand for acquisition as set forth in this paragraph shall be made in regard to shares which are less than a unit (“Fractional Unit”).

(2)	Period during which shareholders are entitled to demand acquisition

The period during which the shareholders are entitled to demand acquisition shall be from the date of incorporation of the Company until September 30, 2024 (“Demand for Acquisition Period”).

(3)	Assets that should be delivered in exchange for acquisition

In exchange for the acquisition of Series One Preference Shares, the Company shall deliver ordinary shares in the number of Series One Preference Shares for which the Series One Preference Shareholder demanded acquisition, multiplied by JPY 5,000 and divided by 0.7 (provided, however, that if there is any share split, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately), divided by the acquisition price set forth in the following paragraphs (4) through (8). If there are any fractions less than one whole share in the number of ordinary shares that should be delivered in exchange for the acquisition of Series One Preference Shares, such fractions shall be handled in accordance with Article 167, Paragraph 3 of the Companies Act.

(4)	Initial acquisition price

The initial acquisition price shall be the market value as at the date of incorporation of the Company. The market value as at the date of incorporation of the Company shall be the amount equivalent to the average daily closing price (including indicative prices: hereinafter, referred to as the “Closing Price”) for the ordinary shares of Daisan Bank on the Tokyo Stock Exchange for the most recent five consecutive trading days preceding the third Friday of March 2018 (including the said day: hereinafter, referred to as the “Determination Date for Initial Acquisition Price”) (provided, however, that if the Determination Date for Initial Acquisition Price does not fall on a trading day, excluding days without a Closing Price, then for five consecutive trading days immediately preceding the Determination Date for Initial Acquisition Price) divided by 0.7 (calculation shall be made to the first decimal place less than one whole yen and the first decimal place shall be rounded down); provided, however, that if, as a result of such calculation, the acquisition price is less than the lower limit acquisition price set forth in the following paragraph (7), the acquisition price shall be such lower limit acquisition price.

(5)	Amendment to acquisition price

During the period of the Demand for Acquisition Period, on and after the day immediately following the third Friday each month (“Determination Date”), the acquisition price shall be amended to the amount equivalent to the average daily Closing Price of the ordinary shares of the Company for the most recent five consecutive trading days preceding the Determination Date (including the said day) (provided, however, that if the Determination Date does not fall on a trading day, excluding days without a Closing Price, then for five consecutive trading days immediately preceding the Determination Date) (calculation shall be made to the first decimal place less than one whole yen and the first decimal place shall be rounded down); provided, however, that, as a result of such calculation, if the amended acquisition price is less than the lower limit acquisition price set forth in the following paragraph (7), the amended acquisition price shall be such lower limit acquisition price. If, during the period after the first day of the foregoing five consecutive trading days until the Determination Date (including the said day), there are any events requiring adjustment of the acquisition price set forth in the following paragraph (8), the amended acquisition price shall be adjusted to the amount deemed appropriate by the board of directors.

(6)	Upper limit acquisition price

No upper limit shall be established on the acquisition price.

(7)	Lower limit acquisition price

The lower limit acquisition price shall be the amount of JPY 1,005 divided by 0.7 (provided, however, that adjustment as set forth in the following paragraph (8) shall apply).

(8)	Adjustment to acquisition price

A.	If any of the following items occurs after the issuance of the Series One Preference Shares, the acquisition price (including the lower limit acquisition price) shall be adjusted based on the following calculation formula (“Acquisition Price Adjustment Calculation Formula”) (hereinafter, the acquisition price after adjustment shall be referred to as the “Acquisition Price After Adjustment”). The calculation based on the Acquisition Price Adjustment Calculation Formula shall be made to the first decimal place less than one whole yen and the first decimal place shall be rounded down.

Acquisition price after adjustment	=	Acquisition price before adjustment	×	Number of issued ordinary shares	+	Number of ordinary shares to be delivered	×	Paid-in amount per share
Market value
Number of issued ordinary shares + Number of ordinary shares to be delivered

(i)	If the ordinary shares are issued or the ordinary shares which are the treasury shares are disposed of (including an allotment without consideration) in an amount less than the Market Value used in the Acquisition Price Adjustment Calculation Formula (defined in the following C: the same shall apply hereinafter) (except for cases where shares with a put option, share options [including bonds with share options: the same shall apply hereafter in this paragraph (8)] or other securities [“Shares with Put Option”], or shares subject to call, share options subject to call, or other securities which can be acquired by the Company in exchange for the delivery of ordinary shares of the Company [“Shares Subject to Call”], are acquired or exercised, and ordinary shares are delivered in exchange therefor).

The Acquisition Price After Adjustment shall apply on and after the day immediately following the paid-in date (the end of the relevant paid-in period if the paid-in period is established: the same shall apply hereafter) (the effective date in the case of allotment without consideration) or on and after the day immediately following the record date, if any, for the purpose of granting the shareholders the right to receive allotment of shares for subscription or for the purpose of allotment without consideration.

(ii)	In the case of share splitting

The Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that the number of ordinary shares to be increased by way of splitting on the record date for share splitting (excluding the number of ordinary shares to be increased in relation to the ordinary shares which are the treasury shares of the Company on the record date) has been delivered, and shall apply on and after the day immediately following the record date.

(iii)	In the case of issuance (including the case of allotment without consideration) of Shares with Put Option which enable the holders to demand the delivery of ordinary shares of the Company in an amount less than the Market Value used in the Acquisition Price Adjustment Calculation Formula (as defined in D below: the same shall apply in this item (iii), the following items (iv) and (v), and C (iv) below).

The Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that, on the paid-in date of the relevant Shares with Put Option (on the allotment date in the case of share options) (on the effective date in the case of allotment without consideration) or on the record date, if any, for the purpose or granting the shareholders the right to receive the allotment for the Shares with Put Option or for the purpose of allotment without consideration, all of the relevant Shares with Put Option have been acquired or exercised on the initial conditions, and thereby ordinary shares have been delivered; and such Acquisition Price After Adjustment shall apply on and after the day immediately following the paid-in date (the allotment date in the case of share options) (the effective date in the case of allotment without consideration) or on and after the day immediately following the record date.

Notwithstanding the foregoing, if the Shares with Put Option are issued at a price which is not determined on the date when the foregoing ordinary shares are deemed to have been delivered and which will be determined on a certain subsequent date (“Price Determination Date”), and if the price determined is less than the Market Value used in the Acquisition Price Adjustment Calculation Formula, the Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that all of the relevant Shares with Put Option remaining on the relevant Price Determination Date have been acquired or exercised on the conditions determined on the Price Determination Date, and thereby ordinary shares have been delivered, and such Acquisition Price After Adjustment shall apply on and after the day immediately following the relevant Price Determination Date.

(iv)	In the case where Shares with Put Option issued by the Company have conditions under which the price may be amended on or after the issuance date (excluding adjustment for preventing dilution similar to under this Item A or Item B) and the price after amendment on the date when the relevant amendment is made (“Amendment Date”) (“Amended Price”) is less than the Market Value used in the Acquisition Price Adjustment Calculation Formula.

The Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that all of the remaining relevant Shares with Put Option have been acquired or exercised at the Amended Price, and thereby ordinary shares have been delivered on the Amendment Date, and such Acquisition Price After Adjustment shall apply on and after the day immediately following the relevant Amendment Date.

In applying the Acquisition Price Adjustment Calculation Formula, in accordance with the following (a) through (c), the effective acquisition price on the day immediately preceding the day when the Acquisition Price After Adjustment applies, multiplied by the rate determined in each case (“Adjustment Factor”) shall be deemed to be the acquisition price before adjustment.

(a)	If no adjustment is made in accordance with item (iii) above or this item (iv) for the relevant Shares with Put Option before the relevant Amendment Date:

The Adjustment Factor shall be one (1).

(b)	If any adjustment is made in accordance with item (iii) above or this item (iv) for the relevant Shares with Put Option before the relevant Amendment Date, and an amendment is made in accordance with the preceding paragraph (5) to the acquisition price during the period after the relevant adjustment is made and before the relevant Amendment Date:

The Adjustment Factor shall be one (1).

Provided, however, that, in calculating the lower limit acquisition price, the Adjustment Factor shall be the rate calculated based on the lower limit acquisition price before making the most recent adjustment in accordance with item (iii) above or this item (iv), divided by the lower limit acquisition price after the relevant adjustment is made.

(c)	If any adjustment is made in accordance with item (iii) above or this item (iv) for the relevant Shares with Put Option before the relevant Amendment Date, and no amendment is made in accordance with the preceding paragraph (5) to the acquisition price during the period after the relevant adjustment is made and before the relevant Amendment Date:

The Adjustment Factor shall be the rate calculated based on the acquisition price before making most recent adjustment in accordance with item (iii) above or this item (iv), divided by the acquisition price after the relevant adjustment is made.

(v)	If ordinary shares are delivered in an amount less than the Market Value used in the Acquisition Price Adjustment Calculation Formula in exchange for the acquisition of Shares Subject to Call:

The Acquisition Price After Adjustment shall apply on and after the day immediately following the acquisition date.

Provided, however, that if any adjustment has already been made to the acquisition price in accordance with item (iii) or (iv) above with respect to Shares Subject to Call, only if the Number of Fully Diluted Ordinary Shares (as defined in E below) after the delivery of ordinary shares in exchange for such acquisition exceeds the number of issued ordinary shares immediately preceding the relevant acquisition, the Acquisition Price After Adjustment shall be calculated based on the Acquisition Price Adjustment Calculation Formula by deeming that such excess number of ordinary shares has been delivered; if the Number of Fully Diluted Ordinary Shares after the delivery of ordinary shares in exchange for the acquisition does not exceed the number of issued ordinary shares immediately preceding the acquisition, no adjustment shall be made in accordance with this item (v).

(vi)	In the case of share consolidation

The Acquisition Price After Adjustment shall be calculated and applied based on the Acquisition Price Adjustment Calculation Formula by deeming the negative figure of the number of ordinary shares to be decreased by way of the share consolidation after the effective date of the share consolidation (excluding the number of ordinary shares to be decreased in relation to the ordinary shares which are the treasury shares of the Company on the effective date) as the number of ordinary shares.

B.	Other than A (i) through (vi) above, if adjustment to the acquisition price (including the lower limit acquisition price) becomes necessary due to merger, company split, share exchange, share transfer, etc., the acquisition price shall be changed to the acquisition price deemed appropriate by the board of directors (including the lower limit acquisition price).

C. (i)	The “Market Value” used in the Acquisition Price Adjustment Calculation Formula shall be the average Closing Price for the ordinary shares of the Company for the five consecutive trading days prior to the date when the Acquisition Price After Adjustment applies (excluding the number of days without Closing Prices); provided, however, that the calculation shall be made to the first decimal place less than one whole yen, and the first decimal place shall be rounded down. If there are any events requiring adjustment to the acquisition price during the foregoing five consecutive trading days, the Acquisition Price After Adjustment shall be adjusted in accordance with this paragraph (8).

(ii)	The “Acquisition Price Before Adjustment” used in the Acquisition Price Adjustment Calculation Formula shall be the effective acquisition price on the day immediately preceding the day when the Acquisition Price After Adjustment applies.

(iii)	The “Number of Issued Ordinary Shares” used in the Acquisition Price Adjustment Calculation Formula shall be, on the record date, if any, (excluding the number of ordinary shares which are deemed to have been delivered on the relevant record date in accordance with A (i) through (iii) above), or on the day one month before the day when the Acquisition Price After Adjustment applies if there is no record date, the number of issued ordinary shares of the Company (excluding the number of ordinary shares which are treasury shares), plus the number of ordinary shares which are deemed to be the “Number of Ordinary Shares to be Delivered” in accordance with A and B above before adjustment is made to the relevant acquisition price and which have not yet been delivered (excluding the number of ordinary shares which are deemed to be the “Number of Ordinary Shares to be Delivered” by way of the adjustment made in accordance with A (iii) or (iv) above applied prior to the adjustment in accordance with A (iv) (b) or (c) above relating to the relevant Shares with Put Option, after the day (including the said day) when adjustment made in accordance with A (iv) (b) or (c) above firstly applies in regard to certain Shares with Put Option).

(iv)	The “Paid-in Amount Per Share” used in the Acquisition Price Adjustment Calculation Formula shall mean the relevant paid-in amount (JPY 0 in the case of allotment without consideration) (the appropriate valuation amount in the case of payment by property other than money) in the case of A (i) above; JPY 0 in the case of A (ii) and (vi) above; and the Price in the case of A (iii) through (v) above (the amended Price in the case of (iv)).

D.	In A (iii) through (v) above and C (iv) above, the “Price” shall mean the paid-in amount in connection with the issuance of Shares with Put Option and Shares Subject to Call (in the case of share options, the Price shall be the foregoing paid-in amount plus the value of the property contributed in connection with the exercise thereof), less the value of the property other than the ordinary shares to be delivered to the holders of Shares with Put Option or Shares Subject to Call, divided by the number of ordinary shares to be delivered in connection with the acquisition or exercise thereof.

E.	In A (v) above, the “Number of Fully Diluted Ordinary Shares” shall mean the number of issued ordinary shares on the day when the Acquisition Price After Adjustment applies, less the number of ordinary shares which are included in the number of issued ordinary shares but not yet delivered relating to the relevant Shares Subject to Call, plus the number of ordinary shares to be delivered by way of acquisition of the relevant Shares Subject to Call, in accordance with C (iii) above.

F.	In A (i) through (iii) above, if the record date for each relevant act is determined and each such act requires, as a condition precedent, a resolution for approval relating to a certain matter at the general shareholders meeting of the Company held on or after the relevant record date, irrespective of A (i) through (iii) above, the Acquisition Price After Adjustment shall apply on and after the day immediately following the day of conclusion of the shareholders meeting at which the relevant approval is resolved.

G.	If the difference between the Acquisition Price After Adjustment calculated based on the Acquisition Price Adjustment Calculation Formula and the Acquisition Price Before Adjustment is less than one yen, no adjustment shall be made to the acquisition price; provided, however, that if, subsequently, there are any events requiring adjustment to the acquisition price calculated based on the Acquisition Price Adjustment Calculation Formula, and the acquisition price shall be recalculated, then the amount of the Acquisition Price Before Adjustment less the foregoing difference shall be used in lieu of the Acquisition Price Before Adjustment in the Acquisition Price Adjustment Calculation Formula.

(9)	Reasonable measures

The acquisition price set forth in paragraphs (4) through (8) above (including the Simultaneous Acquisition Price set forth in Section 10.(2): the same shall apply hereafter in this paragraph (9)) shall be construed from the perspective of preventing dilution and treating shareholders of shares of different classes on a substantially fair basis; if the calculation becomes difficult or the results of the calculation become unreasonable, the board of directors of the Company shall make appropriate adjustment to the acquisition price and otherwise take reasonably necessary measures.

(10)	Place for receipt of demand for acquisition

2-4, Nihonbashi Kayabacho 1-chome, Chuo-ku, Tokyo

Japan Securities Agents, Ltd.

(11)	Taking effect of demand for acquisition

The demand for acquisition shall take effect at the time when the documents required for demanding acquisition arrive at the place for receipt of demand for acquisition as stated in paragraph (10) above.

9.	Acquisition in consideration of money

(1)	Acquisition in consideration of money

When the date separately determined by the board of directors (“Acquisition Date”) arrives on or after October 1, 2019, the Company may acquire all or part of the Series One Preference Shares to the extent possible in accordance with the laws and regulations; provided, however, that the board of directors may determine the Acquisition Date only if the Closing Price for the ordinary shares of the Company is less than the lower limit acquisition price on all of the 30 consecutive trading days until the day on which the relevant board of directors meeting is held (including the day of holding), and prior approval has been obtained from the Financial Services Agency. In this case, the Company shall deliver to the Series One Preference Share Holders the assets set forth in (2) below, in exchange for acquiring such Series One Preference Shares. Any acquisition of part of the Series One Preference Shares shall be made by way of proportional distribution. Any exercise of a demand for acquisition as set forth in Section 8.(1) shall not be prevented even after the determination of the Acquisition Date.

(2)	Assets that should be delivered in exchange for acquisition

In exchange for acquiring the Series One Preference Shares, the Company shall deliver money in the amount of JPY 5,000 divided by 0.7 per one (1) share of Series One Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately) plus the amount equivalent to the Elapsed Series One Preference Dividends. In this paragraph (2), both the “date when the residual property will be distributed” and the “Distribution Date” in the calculation of the amount equivalent to the Elapsed Series One Preference Dividends set forth in Section 6.(2) shall be re-read as the “Acquisition Date” and the amount equivalent to the Elapsed Series One Preference Dividends shall be calculated accordingly.

10.	Acquisition in consideration of ordinary shares

(1)	Acquisition in consideration of ordinary shares

The Company shall acquire all of the Series One Preference Shares which have not been acquired by the Company by the last day of the Demand for Acquisition Period on the day immediately following the last day of the Demand for Acquisition Period (“Simultaneous Acquisition Date”). In this case, in exchange for acquiring such Series One Preference Shares, the Company shall deliver to the relevant Series One Preference Share Holders ordinary shares in the amount of the number of Series One Preference Shares held by themselves, multiplied by the amount of JPY 5,000 divided by 0.7 (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to the Series One Preference Shares, the foregoing amount shall be adjusted appropriately), divided by the Market Value set forth in the following paragraph (2) (“Simultaneous Acquisition Price”). If there are any fractional figures less than one whole share in the number of the ordinary shares that should be delivered in exchange for acquiring the Series One Preference Shares, such fractional figures shall be handled in accordance with Article 234 of the Companies Act.

(2)	Simultaneous Acquisition Price

The Simultaneous Acquisition Price shall be the amount equivalent to the average of the daily Closing Price of the ordinary shares of the Company for 30 consecutive trading days commencing on the 45th consecutive trading day prior to the Simultaneous Acquisition Date (excluding the days when the Closing Price is not calculated) (calculation shall be made to the first decimal place less than one whole yen, and the first decimal place shall be rounded down); provided, however, that if, as a result of such calculation, the Simultaneous Acquisition Price is less than the lower limit acquisition price, the Simultaneous Acquisition Price shall be such lower limit acquisition price.

11.	Share splitting or consolidation, and allotment of shares without consideration

(1)	Share splitting or consolidation

In splitting or consolidating the shares, the Company shall conduct the same per class of ordinary shares and Series One Preference Shares in a simultaneous manner and in the same proportion.

(2)	Allotment of shares without consideration

In allotting shares without consideration, the Company shall conduct the same per class of ordinary shares and Series One Preference Shares in a simultaneous manner and in the same proportion.

12.	Amendment to laws, etc.

If it becomes necessary for the Company to re-word the provisions of this Summary or otherwise take measures in connection with an amendment to the laws and regulations, etc., the board of directors of the Company shall take any reasonably necessary measures.

13.	Others

The provisions set forth above shall be conditional on the taking effect of approvals and permits, etc., in accordance with various laws and regulations.

End

3.	Matters relating to the reasonableness of the provisions regarding the matters listed in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act

1.	Matters relating to the shares of the Joint Holding Company which will be allotted to the shareholders of the Banks upon the Share Transfer by the Joint Holding Company and allotment of shares of the Joint Holding Company

The Banks decided the transfer ratio of the ordinary shares of the Joint Holding Company (“Share Transfer Ratio”) which will be allotted to the shareholders of the Banks respectively upon incorporation of the Joint Holding Company by the Share Transfer as below.

(1)	Details of allotment pursuant to the Share Transfer (Share Transfer Ratio)

Company Name	Daisan Bank	Mie Bank
Share Transfer Ratio (Ordinary Shares)	0.7	1
Share Transfer Ratio (Series A Preference Shares)	0.7	—

(Note 1) Share allotment ratio

0.7 ordinary share of the Joint Holding Company will be allotted per 1 ordinary share of

Daisan Bank and 1 ordinary shares of the Joint Holding Company will be allotted per 1 ordinary share of Mie Bank. Further, 0.7 Series One preference shares of the Joint Holding Company will be allotted per 1 Series A preference share of Daisan Bank. The number of shares of the Joint Holding Company constituting one unit is intended to be 100 shares.

If there is any fractional share which is less than 1 share in the ordinary shares (and Series One preference shares) of the Joint Holding Company that are required to be delivered to the shareholders of the Banks pursuant to the Share Transfer, the relevant shareholders will be paid a sum equivalent to such fractional shares in accordance with the provisions of Article 234 of the Companies Act and other applicable law.

The Share Transfer Ratio above is subject to change based on the discussions and agreement between the Banks if, among other things, any new matter that has a material adverse effect on the Share Transfer Ratio is found to exist or such matter arises between the date on which the Share Transfer plan is prepared and the date of incorporation of the Joint Holding Company.

(Note 2) Number of new shares to be delivered by the Joint Holding Company (planned)

26,170,339 ordinary shares

The above is calculated based on the total number of issued ordinary shares of Daisan Bank as at June 30, 2017 (18,435,800 shares) and the total number of issued ordinary shares of Mie Bank as at June 30, 2017 (13,483,034 shares). However, as the Banks are planning to cancel all the treasury shares held by each of the Banks by the time immediately before the time when the Joint Holding Company acquires all of the issued shares of the Banks (the “Record Time”), the treasury shares of Daisan Bank as at June 30, 2017 (282,488 shares) and the treasury shares of Mie Bank as at June 30, 2017 (20,013 shares) are excluded from the target of the delivery of the new shares in the above calculation. If the number of treasury shares of the Banks as at June 30, 2017 changes before the Record Time due to matters such as a shareholder of Daisan Bank or Mie Bank exercising the right to require repurchase of such shareholder’s shares, the number of new shares to be delivered by the Joint Holding Company may change.

4,200,000 Series One preference shares

The above is calculated based on the total number of issued Series A preference shares of Daisan Bank as at June 30, 2017 (6,000,000 shares).

(Note 3) Handling of fractional units

The shareholders of the Banks who receive ordinary shares of the Joint Holding Company which are less than a unit (i.e. 100 shares) (“Fractional Unit”) pursuant to the Share Transfer will not be able to sell such Fractional Units on the Tokyo Stock Exchange, Nagoya Stock Exchange or any other stock exchange. Such shareholders who hold such Fractional Units are entitled to require the Joint Holding Company to repurchase their Fractional Units in accordance with the provisions of Article 192, Paragraph 1 of the Companies Act. Such shareholders are also entitled to require the Joint Holding Company to sell to them such number of shares as may be necessary such that any Fractional Unit held by them becomes a whole unit in accordance with the provisions of Article 194, Paragraph 1 of the Companies Act and the articles of incorporation.

(2)	Handling of the share options and bonds with share options arising from the Share Transfer

In connection with the Share Transfer, all share options other than the share options with regard to the first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) issued by Daisan Bank (“First Unsecured Convertible Bond-type Bonds with Share Options”) will be acquired by Daisan Bank without any consideration and will be cancelled by the date immediately preceding the date of incorporation of the Joint Holding Company pursuant to the Share Transfer based on the contents of such share options.

With respect to the share options with regard to the First Unsecured Convertible Bond-type Bonds with Share Options, one unsecured convertible bond-type bond with share option of the Joint Holding Company will be issued for such one share option, and the bond obligations under such First Unsecured Convertible Bond-type Bonds with Share Options will be succeeded to by the Joint Holding Company. The contents of such unsecured convertible bond-type bond with share option of the Joint Holding Company are provided such that the economic value of one First Unsecured Convertible Bond-type Bond with Share Option and the economic value of one unsecured convertible bond-type bond with share option after the succession by the Joint Holding Company will be substantially equal in accordance with the provisions regarding the succession of the bond with share option provided under Article 13, Item 14 of the summary of terms of subscription for the First Unsecured Convertible Bond-type Bonds with Share Options.

Mie Bank has not issued any share options or bonds with share options.

2.	Allotment details relating to the Share Transfer and basis of calculation, etc.

(1)	Basis and reasons for the details of allotment

The Banks have set up an Integration Preparation Committee and have been discussing and considering various matters and working towards the incorporation of the Joint Holding Company by way of the Share Transfer and carrying out business integration by April 2, 2018 in accordance with the Basic Agreement.

As stated in paragraph (4) “Measures to ensure fairness” below, Daisan Bank has appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its third-party appraiser and Mori Hamada & Matsumoto as its legal advisor in order to ensure fairness in the consideration for the Share Transfer and other aspects of the Share Transfer and has commenced considering various matters in relation to the Share Transfer. After careful discussions and considerations taking into account the Share Transfer Ratio Valuation Report received on September 14, 2017 from its third-party appraiser, Mizuho Securities, legal advice from its legal advisor, Mori Hamada & Matsumoto, and the results of due diligence investigations on Mie Bank carried out by Daisan Bank, etc., Daisan Bank determined that it is reasonable to proceed with the Share Transfer based on the share transfer ratio stated under paragraph 1(1) “Details of allotment of shares pursuant to the Share Transfer (share transfer ratio)”.

On the other hand, as stated in sub-paragraph (4) “Measures to ensure fairness” below, Mie Bank has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its third-party appraiser and TMI Associates as its legal advisor in order to ensure fairness in the consideration for the Share Transfer and other aspects of the Share Transfer and has commenced considering various matters in relation to the Share Transfer. After careful discussions and considerations taking into account the Share Transfer Ratio Valuation Report received on September 14, 2017 from its third-party appraiser, SMBC Nikko Securities, legal advice from its legal advisor, TMI Associates, and the results of due diligence investigations on Daisan Bank carried out by Mie Bank, etc., Mie Bank determined that it is reasonable to proceed with the Share Transfer based on the Share Transfer ratio stated under paragraph 1(1) “Details of allotment of shares pursuant to the Share Transfer (share transfer ratio)” above. As there is no market value for the Series A preference shares issued by Daisan Bank, unlike the ordinary shares of Daisan Bank, the Banks have taken into account the share transfer ratio of the ordinary shares and have decided to issue and allot 0.7 Series One preference shares of the Joint Holding Company per 1 Series A preference share. Moreover, the contents of the Series One preference shares to be newly issued and allotted by the Joint Holding Company are provided such that the economic value of 1 preference share to be newly issued by the Joint Holding Company and the economic value of 0.7 Series A preference shares will be substantially equal in accordance with the summary of terms of subscription for Series A preference shares.

Thus, based on the results of the calculation and analysis provided by the third-party appraisers and the advice of the legal advisors, the Banks have considered various factors as a whole, including their respective financial conditions, asset conditions and future projections, etc. taking into account the outcome of the due diligence investigations they performed on each other, etc. and carefully negotiated and discussed the Share Transfer Ratio. Based on the above, the Banks have ultimately determined that the Share Transfer Ratio stated under paragraph 1(1) “Details of allotment of shares pursuant to the Share Transfer (Share Transfer Ratio)” above is reasonable and the Share Transfer Ratio for the Share Transfer was approved and agreed upon at the meetings of the board of directors of each of the Banks held on September 15, 2017.

(2)	Matters regarding calculation

(i)	Name of appraisers and relationship with the Banks

Neither Mizuho Securities, the financial advisor (third-party appraiser) of Daisan Bank, nor SMBC Nikko Securities, the financial advisor (third-party appraiser) of Mie Bank, qualifies as a party related to the Banks or has any material interest in the Share Transfer that should be stated.

(ii)	Overview of calculation

In calculating the Share Transfer Ratio of the Banks, Mizuho Securities used an average market price analysis, as there exists a market price for the Banks’ shares which are listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange. In addition, because there are several listed companies comparable to the Banks, and thus, since the comparison of the share value was possible by conducting comparable companies analysis, comparable companies analysis was also used. Furthermore, DDM analysis, which is widely used to evaluate financial institutions (“DDM Analysis”), was used to reflect the valuation of the future business activities of the Banks. DDM analysis is a methodology for examining stock value by discounting shareholders’ expected cash flows to present value by using capital costs. Such shareholders’ profits attributable to the shareholders are calculated by taking into account the amount of internal reserves and other factors required for maintaining a certain capital structure. The results under each method of calculation are as set forth below. The ranges of the Share Transfer Ratio in the table below represent the number of shares of ordinary share of the Joint Holding Company to be allotted for one share of ordinary share of Daisan Bank, in the case where one share of ordinary share of the Joint Holding Company is allotted for one share of ordinary share of Mie Bank.

	Calculation Method	Range of Share	Transfer Ratio
1	Average Market Price Analysis	0.64	-0.70
2	Comparable Company Analysis	0.49	-0.75
3	DDM Analysis	0.48	-0.79

The average market analysis, using September 14, 2017 as the reference date (the “Reference Date”), is based on the closing price on the Reference Date, the average closing price for the one week-period preceding the Reference Date, the average closing price for the one-month period preceding the Reference Date, the average closing price for the three-month period preceding the Reference Date, and the average closing price for the six-month period preceding the Reference Date.

Mizuho Securities used information received from the Banks, as well as publicly available information, as the basis for its calculations of the Share Transfer Ratio. Mizuho Securities assumed all such materials and information to be accurate and complete and did not independently verify the accuracy and completeness thereof. Furthermore, Mizuho Securities did not perform any independent evaluation, appraisal or assessment with respect to the assets and liabilities (including contingent liabilities) of the Banks and their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, and did not retain an independent third-party institution to perform any such evaluation, appraisal or assessment. Mizuho Securities’ calculation of the Share Transfer Ratio reflects the information and economic conditions as of September 14, 2017, and assumes that the respective Banks’ financial projections (including the profit plan and other information) were reasonably prepared based on the best projections and judgment then available to the management of the Banks. The future profit plans for the Banks used by Mizuho Securities as the calculation basis for the DDM Analysis do not include any projections of large increases or decreases.

In calculating the Share Transfer Ratio, SMBC Nikko Securities conducted historical share price analysis, since each bank’s shares are listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and market prices are available for each bank’s shares, and conducted comparable listed companies analysis, since there are multiple companies that are comparable to each bank. Furthermore, in order to reflect the future cash flows based on the financial forecasts prepared by each bank, SMBC Nikko Securities used Dividend Discount Model (DDM) Analysis which is widely used for the evaluation of financial institutions and calculated the value attributable to the shareholders based on the present value of the future cash flows after taking into account internal reserves and other factors necessary to maintain certain capital structure. The result of each analysis is indicated below. The respective ranges for the Share Transfer Ratio represent the number of common shares of the Joint Holding Company to be allotted for one common share of Daisan Bank, assuming that one common share of the Joint Holding Company is allotted for one common share of Mie Bank.

	Calculation Method	Range of Share	Transfer Ratio
1	Average Market Price Analysis	0.68	-0.70
2	Comparable Listed Company Analysis	0.36	-0.62
3	DDM Analysis	0.60	-0.85

The average market price analysis, using September 14, 2017 as the reference date (the “Reference Date”), is based on the average closing price for the one-month period preceding the Reference Date, the average closing price for the three-month period preceding the Reference Date, and the average closing price for the six-month period preceding the Reference Date.

SMBC Nikko Securities used information received from the Banks, as well as publicly available information, as the basis for its calculations of the Share Transfer Ratio. SMBC Nikko Securities assumed all such materials and information to be accurate and complete and did not independently verify the accuracy and completeness thereof. SMBC Nikko Securities also assumed that there is no information which is not disclosed to SMBC Nikko Securities that may have a material impact on the calculation of the Share Transfer Ratio.

Furthermore, SMBC Nikko Securities did not perform any independent evaluation, appraisal, assessment or investigation (including any environmental investigation regarding real estate) with respect to the assets and liabilities (including contingent liabilities) of the Banks and their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, and did not retain an independent third-party institution to perform any such evaluation, appraisal, assessment, investigation or request for verification of such existence. SMBC Nikko Securities’ calculation of the Share Transfer Ratio reflects the information and economic conditions as of the Reference Date, and assumes that the respective Banks’ financial projections were reasonably prepared based on the best projections and judgment then available to the management of the Banks.

The future profit plans for the Banks used by SMBC Nikko Securities as the calculation basis for the DDM Analysis do not include any projections of large increases or decreases.

SMBC Nikko Securities’ assumptions and disclaimers for its analysis of the Share Transfer Ratio and its fairness opinion are described in Attachment 3.

(3)	Handling of listing application for the Joint Holding Company, etc.

The Banks plan to apply for the new listing of the ordinary shares of the Joint Holding Company to be incorporated on the Tokyo Stock Exchange and Nagoya Stock Exchange. The Banks also intend to make a new listing application in relation to the unsecured convertible bond-type bonds with share options to be succeeded from Daisan Bank to the Joint Holding Company on the Tokyo Stock Exchange. The listing date is scheduled for April 2, 2018.

As the Banks will become subsidiaries of the Joint Holding Company pursuant to the Share Transfer, it is intended that the ordinary shares of the Banks are scheduled to be delisted from the Tokyo Stock Exchange and Nagoya Stock Exchange on March 28, 2018 and the First Unsecured Convertible Bond-type Bonds with Share Options of Daisan Bank are scheduled to be delisted from the Tokyo Stock Exchange on March 27, 2018, before the listing of the Joint Holding Company. After delisting, the ordinary shares of the Banks and the First Unsecured Convertible Bond-type Bonds with Share Options of Daisan Bank will become unable to be traded through the Tokyo Stock Exchange and Nagoya Stock Exchange.

The listing date of the ordinary shares and the unsecured convertible bond-type bonds with share options of the Joint Holding Company, and the delisting date of the ordinary shares of the Banks and the First Unsecured Convertible Bond-type Bonds with Share Options of Daisan Bank will be determined in accordance with the respective rules of the Tokyo Stock Exchange and Nagoya Stock Exchange.

(4)	Measures to ensure fairness

Daisan Bank has taken the following measures to ensure the fairness of the Share Transfer.

(i)	Obtaining calculation reports, etc. on the Share Transfer Ratio from an independent third-party appraiser

In order to ensure the fairness of the Share Transfer, as described under paragraph 2(1) “Basis and reasons for the details of allotment” above, Daisan Bank engaged Mizuho Securities as its third-party appraiser and Mizuho Securities has carried out the financial analysis and calculations to be used for the negotiations and discussions regarding the Share Transfer Ratio for the Share Transfer. Daisan Bank has conducted negotiations and discussions with Mie Bank based on the analysis and advice of Mizuho Securities, its third-party appraiser, and it was resolved at its board of directors meeting held on September 15, 2017, that it will carry out the Share Transfer using the Share Transfer Ratio as described in paragraph 1(1) “Details of allotment pursuant to the Share Transfer (Share Transfer Ratio)” above.

Daisan Bank has also received a written opinion (fairness opinion) dated September 14, 2017 from Mizuho Securities to the effect that the Share Transfer Ratio for the Share Transfer is reasonable to Daisan Bank’s shareholders from a financial point of view. Please refer to Attachment 2 for the material assumptions and qualifications regarding the analysis and opinions on Share Transfer Ratio provided by Mizuho Securities.

(ii)	Advice from an independent law firm

In order to ensure fairness and appropriateness in the decision-making by its board of directors, Daisan Bank has obtained legal advice from Mori Hamada & Matsumoto, a legal advisor independent from the Banks, with respect to the decision-making method and process of Daisan Bank and other procedures related to the Share Transfer.

Meanwhile, Mie Bank has taken the following measures to ensure the fairness of the Share Transfer.

(i)	Obtaining valuation reports, etc. on the Share Transfer Ratio from an independent third-party appraiser

To ensure the fairness of the Share Transfer, as described under paragraph 2(1) “Basis and reasons for the details of allotment” above, Mie Bank has appointed SMBC Nikko Securities as its third-party appraiser and has obtained a valuation report on the Share Transfer Ratio to be used as the basis of an agreement on the Share Transfer Ratio for the Share Transfer. Mie Bank has conducted negotiations and discussions with Daisan Bank based on the analysis and opinions of SMBC Nikko Securities, its third-party appraiser, and it was resolved at its board of directors meeting held on September 15, 2017 that it will carry out the Share Transfer using the agreed Share Transfer Ratio as described in paragraph 1(1) “Details of allotment pursuant to the Share Transfer (Share Transfer Ratio)” above.

Mie Bank has also received a written opinion (known as a “fairness opinion”) dated September 14, 2017 from SMBC Nikko Securities to the effect that the Share Transfer Ratio for the Share Transfer is fair to the holders of ordinary shares of Mie Bank from a financial point of view. Please refer to Attachment 3 for the material assumptions, etc. regarding the fairness opinions provided by SMBC Nikko Securities.

(ii)	Obtaining fairness opinion from independent financial advisors

In order to obtain advice on the consideration for the Share Transfer and support towards implementation of the Share Transfer and others, Mie Bank appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as an independent financial advisor separate from the independent third-party appraiser in paragraph (i) above. Mie Bank has also received a written opinion (fairness opinion) dated September 14, 2017 from Daiwa Securities to the effect that the Share Transfer Ratio for the Share Transfer is fair to the holders of ordinary shares of Mie Bank from a financial point of view.

Please note that Daiwa Securities, a financial advisor of Mie Bank, does not qualify as a related party of Mie Bank, nor does it have any material interest in the Share Transfer that should be stated.

Please refer to Attachment 3 for the material assumptions, etc. regarding the fairness opinions provided by Daiwa Securities.

(iii)	Advice from an independent law firm

In order to ensure fairness and appropriateness in the decision-making by its board of directors, Mie Bank has obtained legal advice from TMI Associates, a legal advisor independent from the Banks, with respect to the decision-making method and process of Mie Bank and other procedures related to the Share Transfer.

(5)	Measures to avoid conflicts of interest

No special measures to avoid conflicts of interest have been taken as no conflicts of interest are expected to arise between Daisan Bank and Mie Bank in connection with the Share Transfer.

3.	Matters relating to the amount of capital and capital reserves of the Joint Holding Company

Upon the incorporation of the Joint Holding Company by way of a share transfer, Daisan Bank and Mie Bank have decided on the amount of capital and capital reserves of the Joint Holding Company as follows:

(i)	Amount of capital: JPY 10,000,000,000

(ii)	Amount of capital reserves: JPY 2,500,000,000

(iii)	Amount of legal retained earnings: JPY 0

The amount of the capital and capital reserves have been determined within the scope of the provisions of Article 52 of the Rules of Corporate Accounting through mutual consultation between Daisan Bank and Mie Bank, taking the size and other miscellaneous circumstances of the Joint Holding Company into comprehensive consideration.

Attachment 2

Assumptions, etc., regarding the fairness opinion provided by Mizuho Securities

On September 14, 2017, Mizuho Securities delivered its written opinion that the Share Transfer Ratio is fair to the shareholders of the ordinary shares of Daisan Bank from a financial point of view (the “Mizuho Fairness Opinion”), based on the following assumptions.

In the course of presenting the Mizuho Fairness Opinion, Mizuho Securities has relied upon and assumed the accuracy and completeness of all the publicly available information as well as all the financial and other information which has been provided by the Banks to Mizuho Securities or which Mizuho Securities has discussed with the Banks, all of which were examined by Mizuho Securities as a substantial basis for its analysis in preparing the Mizuho Fairness Opinion. Mizuho Securities did not independently verify the accuracy or completeness of such information, and has no responsibility and is not obliged to independently verify such accuracy and completeness. The conclusion presented in the Mizuho Fairness Opinion may change if, with regard to the information which has been provided to Mizuho Securities or which Mizuho Securities has discussed with the Banks, (i) there are any matters which render such information materially erroneous, or (ii) there are any facts or circumstances which were not disclosed at the time of delivery of the Mizuho Fairness Opinion, or any facts or circumstances occurring after the time of delivery of the Mizuho Fairness Opinion (including any facts which potentially existed at the time of delivery of the Mizuho Fairness Opinion and which were subsequently disclosed thereafter). Mizuho Securities assumed that the management of the Banks is unaware of any fact whereby it may be deemed that any information which the Banks has provided to Mizuho Securities or which the Banks have discussed with Mizuho Securities is incomplete or misleading. Furthermore, Mizuho Securities did not make by itself any independent evaluation or appraisal with respect to the assets or liabilities (including derivative transactions, off-balance-sheet assets and liabilities and other contingent liabilities) or allowances of the Banks or their respective affiliated companies, nor analyze appropriateness of amount of evaluation under account and tax or adequateness of accounting process and tax process. Mizuho Securities was not by itself provided by a third party with any evaluation, appraisal or analysis, nor did it request any third party to do so. Mizuho Securities is not obliged to inspect the properties or facilities of the Banks or their affiliated companies, and did not make any evaluation on the shareholder’s equity, solvency, or fair market value of the Banks or their affiliated companies in accordance with the laws relating to bankruptcy, insolvency or similar matters.

In preparing the Mizuho Fairness Opinion, Mizuho Securities has, with Daisan Bank’s consent, made assumptions that Mizuho Securities views as reasonable and appropriate with respect to: information which Mizuho Securities requested but was not provided or disclosed by the Banks; information which Mizuho Securities requested and was provided or disclosed by the Banks, but the effect that such information may have on the enterprise value of the Banks are uncertain at this point in time; or information which Mizuho Securities could not use as the basis for the assessment even if other methods were used. The effect of any material difference between Mizuho Securities’ assumptions and the facts on the Banks’ financial conditions in the future has not been verified by Mizuho Securities.

Mizuho Securities has also assumed that the financial projections and other future-related information provided to Mizuho Securities (including any projections on future revenues and expenses, prospects of cost reductions, and business plans of the Banks) were reasonably prepared by the management of the Banks on the bases reflecting its best estimates currently available and its good faith judgments with respect to the operating results and financial conditions in the future of the Banks and their affiliated companies; and Mizuho Securities has not independently verified such financial projections and feasibility of the business plans; has relied upon such financial projections and business plans; and has not presented any opinions on the analysis or projections mentioned in the Mizuho Fairness Opinion, or the assumptions upon which such analysis or projections were made. With regard to the synergistic effects to be brought about by the business integration between the Banks through the Share Transfer, Mizuho Securities has not been made aware of any matters through which it can evaluate, in a quantitative manner, any possible material effect on the conclusion in its opinions at the time of delivery of the Mizuho Fairness Opinion; and, therefore, has not included in the Mizuho Fairness Opinion any analysis on such synergistic effects. In addition, Mizuho Securities has not presented any opinion on the future prospects, plans, or possible survival of the Banks, whether based on each individual company or on the entity existing after the integration. Mizuho Securities is not a legal, regulatory or tax expert, and it has relied upon the assessments made by the Banks’ outside expert in light with such legal, regulatory or tax aspects. Mizuho Securities has also assumed that the Share Transfer is a transaction without making the Banks subject to any taxation in accordance with the corporate tax law of Japan, and has further assumed that no other tax-related matters regarding the Share Transfer will affect the Share Transfer Ratio.

Mizuho Securities has assumed without independently verifying that the Share Transfer will be consummated in a timely manner, has further assumed that all important consents or approvals (whether or not in accordance with the laws and regulations, or any contracts) from the government, the regulatory authorities or any other related authorities that are required for consummation of the Share Transfer would be obtained without causing any adverse effect on expected benefits on the Banks or the Share Transfer, and has further assumed that the contents of such approvals and consents will not affect the Share Transfer Ratio. Further, Mizuho Securities has assumed that any orders, directions, measures or other sanctions imposed by any regulatory authorities or others on each of the Banks, if any, do not or will not have any effect on the performance of each of the Banks going forward save for the matters that have been disclosed by each of the Banks. Mizuho Securities has assumed that each of the Banks and their affiliated companies have not entered into or made any decisions to enter into any agreement, arrangement or other documents that may have a material effect on the Share Transfer Ratio nor will they enter into or make any decision to enter into any of the foregoing. Mizuho Securities has assumed that the performance of the Share Transfer will not result in a violation of any material agreement by which each of the Banks or its affiliated company is bound as a party or give rise to a right to terminate, constitute a default or give rise to a right to exercise remedies under any such agreement. Mizuho Securities has assumed that, save for those matters that have been disclosed by the Banks that are stated in the Mizuho Fairness Opinion as information forming the basis of the analysis, there are no contingent liabilities in relation to any litigation, dispute or otherwise relating to each of the Banks or their affiliated companies or any off-balance sheet liabilities in relation to matters such as environment, tax or intellectual property rights.

The Mizuho Fairness Opinion has necessarily been prepared based on the financial, economic, market, and other conditions in existence and evaluable as of the date of the Mizuho Fairness Opinion, and Mizuho Securities has relied on the information that has been made available to Mizuho Securities as of the date of the Mizuho Fairness Opinion. Furthermore, Mizuho Securities has not analyzed any information as to which it cannot verify the eventual effect on the corporate value of the Banks as of the date of the Mizuho Fairness Opinion, which was included in such information as were made available to Mizuho Securities as of the date of the Mizuho Fairness Opinion. Accordingly, there may be an effect on the opinion issued by Mizuho Securities if, after the date of the Mizuho Fairness Opinion, there occurs any change in or influence on the facts which were basis of the analysis made in the Mizuho Fairness Opinion or if it is revealed that there will be any influence on corporate value due to any potential facts as mentioned above, etc.; provided, however, that Mizuho Securities shall not be required to amend, renew, supplement, or re-confirm the Mizuho Fairness Opinion.

Mizuho Securities will be receiving a fee (including a success fee which is contingent upon the completion of the Share Transfer) as a consideration for its services as financial advisor to Daisan Bank in relation to the Share Transfer. Daisan Bank has agreed to indemnify Mizuho Securities for certain liabilities that Mizuho Securities may be subject to arising from Mizuho Securities’ involvement including the submission of the Mizuho Fairness Opinion. Further, Mizuho Securities and its group companies may hold or sell, in the ordinary course of business, certain shares, debentures and other securities as well as other financial products including derivative products of either of the Banks or their affiliated companies for their own accounts or the accounts of their clients and may at any time hold a buying or selling position with respect to such securities. Mizuho Securities and its group companies may also become counterparties to either of the Banks or their affiliated companies at any time and may receive consideration for such act.

Mizuho Securities was not requested to give its opinion on the business decision of Daisan Bank which is the basis of it entering into and completing the Share Transfer and the Mizuho Fairness Opinion does not in any way express any opinion as to this point. Mizuho Securities was not instructed to give an opinion in relation to transactions other than the Share Transfer or the relative merits and demerits of the Share Transfer in comparison to other transactions and expresses no such opinion in the Mizuho Fairness Opinion. Mizuho Securities owes no obligations to Daisan Bank or the board of directors of Daisan Bank to solicit and did not solicit indications of interest from third parties in relation to the Share Transfer.

The opinions presented by Mizuho Securities are limited to whether or not the Share Transfer Ratio is appropriate for the shareholders of the ordinary shares of Daisan Bank from a financial point of view as of the date of the Mizuho Fairness Opinion; and Mizuho Securities does not express any opinion as to the appropriateness of the Share Transfer for any holders of other kinds of securities, any creditors, or any other persons related to Daisan Bank. Further, Mizuho Securities expresses no opinion as to the amount, nature or the appropriateness of the compensation payable to the directors, operating officers, or employees, or other equivalent persons of either of the Banks in connection with the Share Transfer.

Attachment 3

Assumptions and disclaimers, etc., regarding the valuation of Share Transfer Ratio and fairness opinion provided by SMBC Nikko Securities

In preparing its valuation report regarding the Share Transfer Ratio (the “Share Transfer Ratio”) for the joint share transfer (the “Share Transfer”) to be carried out pursuant to the Business Integration Agreement to be executed between Mie Bank and Daisan Bank (the “Share Transfer Ratio Valuation Report”) and its opinion the Share Transfer Ratio is reasonable to the holders of shares of ordinary share of Mie Bank from a financial viewpoint (“SMBC Nikko Fairness Opinion”), SMBC Nikko Securities has, with Mie Bank’s consent, relied upon and assumed the accuracy and completeness of information that was publicly available, information provided by Mie Bank or Daisan Bank, information discussed with Mie Bank or Daisan Bank and all other information that SMBC Nikko Securities took into account in the consideration or that was otherwise reviewed for SMBC Nikko Securities. SMBC Nikko Securities has not independently verified nor has it assumed responsibility or liability for independently verifying any such information or its accuracy or completeness. SMBC Nikko Securities has assumed that the management of each of Mie Bank or Daisan Bank is not aware of any fact or circumstance that would make such information provided to or discussed with SMBC Nikko Securities inaccurate or misleading. Further, SMBC Nikko Securities also assumed that there is no information which is not disclosed to SMBC Nikko Securities that may have a material impact on the calculation of the Share Transfer Ratio and that the representations and warranties made by Mie Bank and Daisan Bank in the business integration agreement concerning the Share Transfer (“Agreement” in this Attachment) are and will be true and accurate in all respects material to SMBC Nikko Securities’ analysis. In particular, SMBC Nikko Securities has assumed that all material information concerning Mie Bank and Daisan Bank have been properly disclosed and the market price of the shares of Mie Bank and Daisan Bank properly reflects such material information concerning Mie Bank and Daisan Bank, and that there is no information which is unannounced or undisclosed that may have an adverse effect on the market price of the shares of Mie Bank and Daisan Bank.

The foregoing summary is not an exhaustive description of all analyses performed and factors considered by SMBC Nikko Securities in connection with the preparation of the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion. The preparation of the Share Transfer Ratio Valuation Report and SMBC Fairness Opinion is a complex process involving subjective judgments and is not necessarily possible to conduct partial analysis or provide a brief description. SMBC Nikko Securities is of the view that its analyses, a part of which is summarized above, must be considered as a whole and that selecting parts of its analyses or focusing on information presented in tabular format could create an incomplete view of the processes underlying SMBC Nikko Securities’ analyses and opinion. SMBC Nikko Securities did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of preparation of the Share Transfer Ratio Valuation Report and SMBC Nikko Fairness Opinion, but has instead arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

In preparing the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion, SMBC Nikko Securities has not conducted any independent assessment, appraisal, valuation or research (including environmental research for properties; and the same shall apply hereunder) (also including individual analysis and evaluation of each asset and each liability) concerning the assets or liabilities of Mie Bank, Daisan Bank, and their affiliates (including derivative products, off-balance sheet assets and liabilities and other contingent liabilities) and has not verified their existence. Further, SMBC Nikko Securities has not engaged a third party to carry out any appraisal, valuation, research, or verification regarding the existence of such items. Nor has SMBC Nikko Securities conducted any credit evaluation for Mie Bank, Daisan Bank or their affiliates with respect to bankruptcy, insolvency or other similar matters under the applicable laws and regulations. With respect to the financial projections and other forecast information of Mie Bank and Daisan Bank that SMBC Nikko Securities was provided with, SMBC Nikko Securities has assumed that they were reasonably prepared or provided by the management of Mie Bank and Daisan Bank based on their best estimation and judgment at that time, that such information reflects the forecast and judgment that was available to Mie Bank and Daisan Bank, and that the financial condition of Mie Bank and Daisan Bank would undergo a transition in accordance with such projections and forecast. In preparing the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion, SMBC Nikko Securities has, with Mie Bank’s consent, relied on such information without having conducted any independent research to verify them. SMBC Nikko does not guarantee that the said financial projections are feasible, or that the actual results should be close to the projections. In preparing the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion, SMBC Nikko Securities has not considered the possibility of delisting of the shares of the Joint Holding Company which will be incorporated at completion of the Share Transfer and has not taken into account the presence or absence of, or level of effect that may have on Mie Bank or Daisan Bank.

SMBC Nikko Securities is not a legal, accounting or tax expert and has not conducted any independent consideration and analysis concerning the legality and validity of the Share Transfer or the adequacy in the tax or accounting treatment in preparing the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion. SMBC Nikko Securities has assumed that the Share Transfer will be consummated properly and effectively in accordance with all appropriate legal, accounting and tax procedures. SMBC Nikko Securities did not take into account the impact that execution of the Share Transfer may have on Mie Bank and other transaction counterparties in terms of tax. With regard to these points, SMBC Nikko Securities relies on the judgment of the advisors of Mie Bank. As SMBC Nikko Securities is not a loan portfolio expert, it has assumed that the accounting for allowance for bad debts is done reasonably. SMBC Nikko Securities has also assumed that all material governmental, regulatory or other consents and permits (contractual or otherwise) necessary to consummate the Share Transfer will be received without any adverse effect on Mie Bank or Daisan Bank or on the profits expected from the Share Transfer. SMBC Nikko Securities has assumed that the Share Transfer will be consummated in accordance with the terms and conditions set forth in the Agreement, all applicable laws and regulations, other relevant documents, and requirements, without any waiver of or amendment or change to any material conditions and agreements set forth in the Agreement or the details of rights and obligations related to the target business (more specifically rights and obligations regarding the related assets, liabilities, contracts, employees, etc.) as presented by Mie Bank and Daisan Bank and without any delay or waiver of or modification or amendment to such contractual term, etc., the effect of which would be material to SMBC Nikko Securities’ analysis or its SMBC Nikko Fairness Opinion. SMBC Nikko Securities was not obligated to, and has not conducted any independent research concerning the above assumptions. SMBC Nikko Securities has also assumed that the final executed version of the Agreement will not differ in any material respect from the draft version of the Agreement reviewed by SMBC Nikko Securities.

SMBC Nikko Securities has, with Mie Bank’s consent, assumed that the Share Transfer will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both Mie Bank and Daisan Bank, and their respective shareholders.

The Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion are based on the financial and capital markets and economic and other conditions as of the date thereof, and information made available to or obtained by SMBC Nikko Securities by the date thereof. Although the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion might be affected by changes in circumstances after such date, SMBC Nikko Securities does not assume any obligation to revise, change, supplement or reconfirm its opinion by any circumstances, changes or reasons that will occur after such date. Further, the Share Transfer Ratio Valuation Report and the SMBC Nikko Fairness Opinion do not include any inference or suggestion of SMBC Nikko Securities’ future opinion after the date thereof.

SMBC Nikko has acted as financial advisor to Mie Bank in connection with the Share Transfer and will receive a fee from Mie Bank as consideration for its services, a portion of which is contingent upon the consummation of the Share Transfer. Mie Bank has also agreed to indemnify SMBC Nikko Securities for certain expenses incurred by SMBC Nikko Securities and its related companies which were approved by Mie Bank and any damages and liabilities that may arise out of its engagement as financial advisor. In the two year period prior to the date of SMBC Nikko Fairness Opinion, SMBC Nikko Securities and its affiliates have provided certain investment banking and other financial services unrelated to the Share Transfer to Mie Bank and Daisan Bank and their respective affiliates, for which SMBC Nikko Securities and its affiliates received compensation. SMBC Nikko Securities and its affiliates may provide such services to Mie Bank, Daisan Bank or their respective affiliates in the future and receive compensation. Further, SMBC Nikko Securities and its affiliates may hold or trade, for their own accounts or the accounts of their clients, securities and other financial products including financial derivatives of Mie Bank, Daisan Bank or their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.

SMBC Nikko Fairness Opinion is limited to the opinion that the Share Transfer Ratio is reasonable to the holders of ordinary shares of Mie Bank from a financial point of view. SMBC Nikko Fairness Opinion does not opine on any other terms of the Share Transfer or any other agreements or arrangements contemplated under the Agreement or entered into in connection with the Share Transfer. SMBC Nikko Securities expresses no opinion as to the reasonableness of the Share Transfer to the holders of any other class of securities, creditors or other related parties of Mie Bank. SMBC Nikko Securities also expresses no opinion as to the price at which the shares of Mie Bank or Daisan Bank trades before the Share Transfer or that of Mie Bank, Daisan Bank or the Joint Holding Company will trade after the consummation of the Share Transfer. SMBC Nikko Securities expresses no view as to the assumptions or hypotheses on which the Share Transfer Ratio is based (including the financial projections of Mie Bank and Daisan Bank) and does not opine on Mie Bank’s underlying business decision to enter into the Share Transfer (including the pros and cons of its decision as compared to alternative business strategy and other types of transaction schemes), conditions and other aspects of the Share Transfer including the validity of the structure of the Share Transfer, nor the relative merits of the Share Transfer in comparison to other strategies that might be available to Mie Bank. SMBC Nikko Securities was not requested to and does not solicit indications of interest or proposals from third parties in relation to the Share Transfer. In addition, SMBC Nikko Securities expresses no opinion or recommendation as to how the shareholders of Mie Bank should vote or take any action in connection with the Share Transfer. SMBC Nikko Securities does not solicit from or recommend to the shareholders of Mie Bank or to other interested parties any transfer, transferee of shares of Mie Bank or other related matters. Further, SMBC Nikko Securities expresses no opinion with respect to the amount, nature or any other aspect of any compensation payable to any officers, directors, or employees, or other related persons in any position of any party to the Share Transfer, or the persons to whom such compensation is payable, or the reasonableness of any such compensation, relative to the consideration to be paid to the shareholders of Mie Bank or the shareholders of Daisan Bank in connection with the Share Transfer.

Attachment 4

Assumptions, etc., regarding the fairness opinion provided by Daiwa Securities

In preparing its opinion that the Share Transfer Ratio agreed by Mie Bank and Daisan Bank is fair from a financial point of view to the holders of the ordinary share of Mie Bank (the “Daiwa Fairness Opinion”), Daiwa Securities has analyzed and reviewed the Share Transfer Ratio. For such analysis and review, Daiwa Securities has, in principle, used as-is material and information provided by Mie Bank and Daisan Bank as well as publicly available information. Daiwa Securities has assumed and relied on the accuracy and completeness of all information that Daiwa Securities has reviewed or analyzed, and has not independently verified or assumed any obligation to independently verify the accuracy or completeness of such information. Daiwa Securities has not undertaken an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of Mie Bank, Daisan Bank or any of their respective affiliates (where “affiliates” here and hereafter refers to “affiliates” as defined in Article 8, Paragraph 8 of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements), nor has Daiwa Securities made any request to a third party for any such valuation, appraisal or assessment. Moreover, in preparing the Daiwa Fairness Opinion, Daiwa Securities has assumed that there are no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to Mie Bank, Daisan Bank or any of their respective affiliates that may affect the Daiwa Fairness Opinion. Daiwa Securities has not evaluated the solvency or creditworthiness of Mie Bank, Daisan Bank or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa Securities has not conducted any physical inspection of the properties or facilities of Mie Bank, Daisan Bank or any of their respective affiliates, nor has Daiwa Securities assumed any obligation to do so.

Daiwa Securities understand that Mie Bank’s legal, accounting and tax advisors performed due diligence, respectively, on Daisan Bank based on the scope of due diligence agreed upon between the respective advisors and Daisan Bank. Daiwa Securities has not independently verified such scope or assumed any obligation with respect to such due diligence.

In preparing the Daiwa Fairness Opinion, Daiwa Securities has assumed that the business plans of Mie Bank and Daisan Bank, financial forecasts and other information regarding the future furnished to Daiwa Securities by Mie Bank and Daisan Bank have been prepared according to reasonable and appropriate procedures, and reflect the best currently available estimates and judgment of the management of Mie Bank and Daisan Bank respectively. Daiwa Securities has assumed that all assumptions for the preparation of the business plans, including the repayment plan of the Series A preference shares at Daisan Bank, financial forecasts and other information regarding future are accurate and feasible, and, Daiwa Securities has conducted no independent verifications of the accuracy, validity or feasibility of them, nor have Daiwa Securities assumed any obligation or responsibility to do so. Daiwa Securities has conducted no independent verifications of the accuracy or feasibility thereof, nor has Daiwa Securities assumed any obligation to do so.

Daiwa Securities has assumed that the plan concerning the Share Transfer (the “Plan”) will be legally and validly prepared and approved at the general meetings of shareholders of Mie Bank and Daisan Bank with terms and conditions substantially the same as those set forth in the draft plan concerning the Share Transfer (the “Draft Plan”) that Daiwa Securities has reviewed, that the management integration agreement (the “Agreement” in this Attachment) will be properly and validly executed by Mie Bank and Daisan Bank with terms and conditions substantially the same as those set forth in the draft agreement concerning the Share Transfer (the “Draft Agreement”) that Daiwa Securities has reviewed, and that the Share Transfer will be legally and validly performed and completed pursuant to the terms and conditions of the Plan and the Agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa Securities has assumed that the Share Transfer will be legally and validly performed, that the tax effect arising from the Share Transfer will not be different from the anticipated tax effect provided by Mie Bank and Daisan Bank, and that the governmental, regulatory or other consents or approvals necessary for the execution of the Share Transfer will be obtained without any prejudice to the benefits expected to be brought by the Share Transfer. Therefore, Daiwa Securities has no obligation to conduct the independent verifications thereof. Daiwa Securities has not evaluated the decision of Mie Bank with respect to its execution of the Share Transfer or the relative merits of the Share Transfer as compared to any strategic alternatives that may be available to Mie Bank, nor has Daiwa Securities been requested by Mie Bank to do so. Daiwa Securities is not legal, accounting, or tax experts and have neither independently reviewed or analyzed nor assumed any obligation to independently review or analyze the legality or validity of any matter regarding the Share Transfer or the appropriateness of the accounting and tax treatment of any matter regarding the Share Transfer.

Daiwa Securities is to receive a fee from Mie Bank, in addition to the fees it has already received, as consideration for its advisory services regarding the Share Transfer, payment of part of which is contingent upon the submission of the Daiwa Fairness Opinion. Mie Bank has agreed to indemnify Daiwa Securities against certain liabilities that may be incurred in connection with its advisory services regarding the Share Transfer. Daiwa Securities has not been involved in drafting the Draft Plan and the Draft Agreement nor any decision-making processes regarding the Draft Plan and the Draft Agreement.

Daiwa Securities group which is mainly composed of the head office of Daiwa Securities Group Inc., a parent company of Daiwa Securities, has provided to Mie Bank, Daisan Bank and their respective affiliates, investment and financing services, including securities-related services, for which it has received compensation, and may do so in the future. Mie Bank fully understands that Daiwa Securities or its affiliates have provided, or may provide in the future, services for transactions other than the Share Transfer to Daisan Bank and its affiliates, for which Daiwa Securities has received, or may receive compensation, and has given prior consent to the provision of such services without any objection. In addition, Daiwa Securities and its affiliates may actively trade or hold financial products, including securities and derivatives products, of Mie Bank, Daisan Bank or any of their respective affiliates, for its own and its affiliates’ accounts or for the accounts of clients.

The Daiwa Fairness Opinion was prepared solely in order that Daiwa Securities may provide the Board of Directors of Mie Bank with reference information to review the Share Transfer Ratio at the request of Mie Bank (the “Daiwa Opinion Purpose”). Daiwa Securities, therefore, does not assume any responsibility arising out of or in connection with the use of the Daiwa Fairness Opinion other than for the Daiwa Opinion Purpose. Mie Bank may not cause the Daiwa Fairness Opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party (collectively, “Disclosure”) without Daiwa Securities’ prior written consent. Mie Bank will be also solely responsible for Disclosure with Daiwa Securities’ prior consent, and Daiwa Securities will not be responsible for such Disclosure. Daiwa Securities assumes no liability to any third party other than Mie Bank in connection with the Daiwa Fairness Opinion or the Share Transfer, as well as arising out of or in connection with the use of the Daiwa Fairness Opinion for purpose other than preparing the Daiwa Fairness Opinion. Moreover, the Daiwa Fairness Opinion does not constitute a recommendation or solicitation to any holders of shares of ordinary share of Mie Bank as to how such holder of shares should vote on the Share Transfer (including exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of Mie Bank or any other related matters.

The Daiwa Fairness Opinion addresses only the fairness of the Share Transfer Ratio from a financial point of view to the holders of the shares of the ordinary share of Mie Bank, and Mie Bank has not asked Daiwa Securities to address, and the Daiwa Fairness Opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of ordinary share of Mie Bank. Daiwa Securities does not provide any opinion on any premise or assumption upon which the determination of the Share Transfer Ratio was based or the underlying business decision of Mie

Bank to proceed with the Share Transfer. Daiwa Securities is also not expressing any opinion as to the prices at which the shares of ordinary share and preference shares of Mie Bank, Daisan Bank or the joint holding company will be traded at any time after the date of this opinion. In addition, Daiwa Securities expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Share Transfer Ratio by any officers, directors, employees or any similar such persons involved in the share transfer.

The Daiwa Fairness Opinion is also based upon financial, economic, market and other conditions as they exist as of the date of the Daiwa Fairness Opinion, and relies on information made available to Daiwa Securities by the date of the Daiwa Fairness Opinion. However, some materials and information used for the calculation were made at a different point in time because Daiwa Securities has a restriction of materials and information available. Additionally, although the Daiwa Fairness Opinion may be affected by future changes in conditions, Daiwa Securities does not assume any obligation to revise, change, renew, supplement or reaffirm the Daiwa Fairness Opinion.

4.	Matters relating to the reasonableness of the provisions regarding the matters listed in Article 773, Paragraph 1, Items 9 and 10 of the Companies Act

Upon the Share Transfer, the Joint Holding Company will deliver to the holders of the share options attached to the first unsecured convertible bond-type bonds with share options listed in the first column of the table below, which has been issued by Daisan Bank and outstanding as of the base time (the “Share Options Subject to Allotment”), the number of share options to be attached to the first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc. listed in the second column of the same table (the “New Company Share Options”) in the same number as the total number of Share Options Subject to Allotment, in place of such Share Options Subject to Allotment.

The Joint Holding Company will allot, to the holders of the Share Options Subject to Allotment as of the base time, one (1) New Company Share Option per one (1) Share Option Subject to Allotment held thereby. Upon the Share Transfer, the Joint Holding Company will also succeed to all of the bond obligations owed by Daisan Bank to bond holders under the first unsecured convertible bond-type bonds with share options issued by Daisan Bank and outstanding as at the base time, which have not yet been redeemed as at the base time, as the first unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc.

In order to enable rights holders of the first unsecured convertible bond-type bonds with share options issued by Daisan Bank to maintain, after the Share Transfer, rights which are as similar as possible to the rights that they held before the Share Transfer, the above stated provisions have been set forth in accordance with the provisions regarding the succession of bonds with share options set forth in Article 13, Item 14 of the summary of terms for issuance of Share Options Subject to Allotment so that the economic value of one (1) first unsecured convertible bond-type bond with share option will be equivalent to the economic value of one (1) first unsecured convertible bond-type bond with share option and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc. after the succession thereof by the Joint Holding Company, and thus, the Bank believes that such provisions are appropriate.

First Column		Second Column
Bonds with share options issued by Daisan Bank		Bonds with share options of the Joint Holding Company to be delivered
Name	Details	Name	Details
First unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of The Daisan Bank, Ltd.	As stated in Exhibit 3 of the Share Transfer Plan	First unsecured convertible bond-type bonds with share options and 120% call option provisions (with provisions relating to subordination) of San ju San Financial Group, Inc.	As stated in Exhibit 4 of the Share Transfer Plan

(Note)    The Exhibit stated in each of the “Details” columns means the Exhibit to the Share Transfer Plan (Copy), and such Exhibits are stated in the “Reference Documents for Extraordinary Shareholders’ Meeting and General Meeting of Class Shareholders by Ordinary Shareholders <Separate Volume> (pages 30 to 65)”.

5.	Matters relating to Mie Bank

(1)	Details of financial statements for the final fiscal year (ended March 2017)

Details of financial statement for the final fiscal year (ended March 2017) are as stated in the “Reference Documents for Extraordinary Shareholders’ Meeting and General Meeting of Class Shareholders by Ordinary Shareholders <Separate Volume>(pages 1 to 29)”. Information regarding the following matters is not stated in the Reference Documents for Extraordinary Shareholders’ Meeting as such information is posted on the Bank’s website

(http://www.daisanbank.co.jp) in accordance with the laws and regulations and the provision of Article 19 of the Bank’s Articles of Incorporation.

(i)	Statement of Changes in Shareholders’ Equity;

(ii)	Notes to Non-Consolidated Financial Statements;

(iii)	Consolidated Statement of Changes in Shareholders’ Equity; and,

(iv)	Notes to Consolidated Financial Statements.

(2)	Details of event having a material impact on the status of company property which has occurred after the last day of the most recent fiscal year

Not applicable

6.	Details of event having a material impact on the status of company property which has occurred to the Bank after the last day of the most recent fiscal year

Not applicable

7.	Matters provided for in Article 74 of the Ordinance for Enforcement of the Companies Act regarding the persons who are to become directors of the Joint Holding Company (excluding who are also audit and supervisory committee members)

The persons who are to become Directors (excluding the Directors who are Audit and Supervisory Committee Members) of the Joint Holding Company are as follows:

Name (Date of birth)	Past experience (Positions, responsibilities and significant concurrent positions)	(1) Number of shares of the Bank held (2) Number of shares of Mie Bank held (3) Number of shares of the Joint Holding Company to be allotted
Hiroshi Iwama (September 13, 1954)

April 1977 Joined The Daisan Bank, Ltd.

January 1998 General Manager of Ishiyakushi Branch of Daisan Bank

June 2000 General Manager of Kameyama Branch of Daisan Bank

June 2003 General Manager of Corporate Planning Department of Daisan Bank

June 2004 Executive Officer and General Manager of Corporate Planning Department of Daisan Bank

June 2007 Director and Executive Officer, and General Manager of Corporate Planning Department of Daisan Bank

June 2010 Managing Director and Executive Officer of Daisan Bank

June 2012 Director, President and Executive Officer of Daisan Bank

In charge of Secretariat (current position)

(1) Ordinary Shares 12,000 (2) Ordinary Shares 0 (3) Ordinary Shares 8,400

Mitsunori Watanabe (November 29, 1954)

April 1978 Joined Sumitomo Bank (current Sumitomo Mitsui Banking Corporation)

April 2004 Executive Officer of Sumitomo Mitsui Banking Corporation

April 2008 Managing Executive Officer of Sumitomo Mitsui Banking Corporation

April 2011 Director and Senior Managing Executive Officer of Sumitomo Mitsui Banking Corporation

May 2013 Advisor of The Mie Bank, Ltd.

June 2013 Executive Vice President of Mie Bank

June 2013 Director, Vice President and Executive Vice President of Mie Bank

April 2015 Director and President of Mie Bank (current position)

(1) Ordinary Shares 0 (2) Ordinary Shares 8,300 (3) Ordinary Shares 8,300

Kenzo Tanikawa (December 13, 1942)

April 1965 Joined the Ministry of Finance

June 1984 Chief of Planning Division, International Financing Bureau

June 1985 Chief of General Affairs Division, Kinki Local Finance Bureau

July 1989 Vice Governor of Aomori Prefecture

June 1992 Chief of Kanto Local Finance Bureau

July 1993 Senior Executive Director of Japan Finance Corporation for Municipal Enterprises

March 1997 Advisor of The Daisan Bank, Ltd.

June 1997 Senior Managing Director of Daisan Bank

June 2000 Director and Vice President of Daisan Bank

June 2001 Director and President of Daisan Bank

June 2008 Director and Chairman of Daisan Bank

May 2012 Director and Chairman and President of Daisan Bank

June 2012 Director and Chairman of Daisan Bank (current position)

(Significant concurrent positions)

President of Matsusaka Chamber of Commerce and Industry

(1) Ordinary Shares 12,900 (2) Ordinary Shares 0 (3) Ordinary Shares 9,030

Junji Tanehashi (July 22, 1950)

April 1973 Joined Sumitomo Bank (current Sumitomo Mitsui Banking Corporation)

June 2002 Executive Officer of Sumitomo Mitsui Banking Corporation

January 2004 Managing Executive Officer of Sumitomo Mitsui Banking Corporation

June 2004 Managing Executive Officer of Sumitomo Mitsui Financial Group, Inc.

June 2005 Director of Sumitomo Mitsui Financial Group, Inc.

April 2006 Director and Senior Managing Executive Officer of Sumitomo Mitsui Banking Corporation

May 2008 Advisor of The Mie Bank, Ltd.

June 2008 Vice President and Executive Vice President of Mie Bank

April 2009 Director and President of Mie Bank

April 2015 Director and Chairman of Mie Bank (current position)

(Significant concurrent positions)

President of Yokkaichi Chamber of Commerce and Industry

(1) Ordinary Shares 0 (2) Ordinary Shares 21,300 (3) Ordinary Shares 21,300

Atsushi Iguchi (November 8, 1955)

April 1978 Joined The Daisan Bank, Ltd.

June 2005 General Manager of Risk Management Department of Daisan Bank

June 2008 General Manager of Business Planning Section, Business Department of Daisan Bank

June 2009 Executive Officer and General Manager of Business Planning Section, Business Department of Daisan Bank

June 2010 Executive Officer and General Manager of Corporate Planning Department of Daisan Bank

June 2012 Director, Executive Officer and General Manager of Corporate Planning Department of Daisan Bank

June 2013 Managing Director and Executive Officer of Daisan Bank

In charge of Corporate Planning Department, Risk Management Department, Compliance Management Department, International Security Department, Human Resources and General Affairs Department (current position)

(1) Ordinary Shares 7,900 (2) Ordinary Shares 0 (3) Ordinary Shares 5,530

Takashi Yamamoto (March 27, 1957)

April 1979 Joined The Mie Bank, Ltd.

November 2003 General Manager of General Affairs Department of Mie Bank

April 2007 Executive Officer and General Manager of General Affairs Department of Mie Bank

April 2009 Executive Officer and General Manager of Personnel Department of Mie Bank

April 2010 Managing Officer and General Manager of Personnel Department of Mie Bank

June 2012 Director and Managing Officer, and General Manager of Personnel Department of Mie Bank

April 2013 Director and Managing Officer of Mie Bank

June 2014 Managing Director and Managing Officer of Mie Bank

June 2015 Director and Managing Officer of Mie Bank

April 2016 Director and Senior Managing Officer of Mie Bank

In charge of Personnel Department, Operations Administration Department and Information Technology Department (current position)

(1) Ordinary Shares 0 (2) Ordinary Shares 4,400 (3) Ordinary Shares 4,400

Takahiro Fujita (September 14, 1957)

April 1980 Joined The Daisan Bank, Ltd.

January 1998 General Manager of Toda Branch of Daisan Bank

October 2001 General Manager of Hirata-Ekimae Branch of Daisan Bank

June 2007 Manager of Business Planning Section, Business Department of Daisan Bank

June 2010 Executive Officer and General Manager of Information Technology Planning Department of Daisan Bank

June 2012 Director and Executive Officer, and General Manager of Information Technology Planning Department of Daisan Bank

June 2014 Director and Executive Officer, and General Manager of Administration Management Department of Daisan Bank

June 2015 Managing Director and Executive Officer, and General Manager of Financing Department of Daisan Bank

In charge of Financing Department and Administration Management Department (current position)

(1) Ordinary Shares 8,000 (2) Ordinary Shares 0 (3) Ordinary Shares 5,600

Hiroki Horiuchi (November 14, 1963)

April 1986 Joined The Mie Bank, Ltd.

April 2011 General Manager of Treasury Department of Mie Bank

November 2013 General Manager of General Planning & Co-ordination Department of Mie Bank

April 2014 Executive Officer and General Manager of General Planning & Co-ordination Department of Mie Bank

April 2017 Managing Officer and General Manager of General Planning & Co-ordination Department of Mie Bank (current position)

(1) Ordinary Shares 0 (2) Ordinary Shares 2,000 (3) Ordinary Shares 2,000

(Note) 1. The classes and numbers of shares held in the Bank and Mie Bank are indicated based on the holding status thereof as of September 30 2017, while the class and number of shares of the Joint Holding Company to be allotted are indicated based on the said holding status taking into account the Share Transfer Ratio. In addition, the number of shares of the Joint Holding Company to be actually allotted may change in accordance with the number of shares held immediately preceding the date of incorporation of the Joint Holding Company.

2. Each candidate has no special interest with the Bank or Mie Bank, and is not scheduled to have any special interest with the Joint Holding Company.

3. Reasons for nomination as candidates for Directors

(1) Mr. Hiroshi Iwama, after accepting office as Director and Executive Officer of Daisan Bank in June 2007, as Managing Director and Executive Officer since June 2010, and as Director, President and Executive Officer since June 2012, has been actively involved in the appropriate operation of the Board of Directors, has controlled the execution of duties related to business operations, and has exercised his management skills with regard to overall corporate management. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(2) Mr. Mitsunori Watanabe, after serving as Director and Senior Managing Executive Officer of Sumitomo Mitsui Banking Corporation and accepting office as Director, Vice President and Executive Vice President of Mie Bank in June 2013, and as Director and President since April 2015, has been actively involved in the appropriate operation of the Board of Directors, has controlled the execution of duties related to business operations, and has exercised his management skills with regard to overall corporate management. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(3) Mr. Kenzo Tanikawa, after serving as Chief of the Kanto Local Finance Bureau and Senior Executive Director of the Japan Finance Corporation for Municipal Enterprises, and accepting office as Senior Managing Director of Daisan Bank in June 1997, as Director and President since June 2001, and as Director and Chairman since June 2008, has exercised his management skill with regard to overall corporate management and has enhanced the effectiveness of the decision-making and supervisory functions of the Board of Directors as the chairman of the Board. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(4) Mr. Junji Tanehashi, after serving as Director and Senior Managing Executive Officer of Sumitomo Mitsui Banking Corporation and accepting office as Vice President and Executive Vice President of Mie Bank in June 2008, has exercised his management skill with regard to overall corporate management and has enhanced the effectiveness of the decision-making and supervisory functions of the Board of Directors as Director and President since April 2009 and as Director and Chairman since April 2015. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(5) Mr. Atsushi Iguchi, after accepting office as Director and Executive Officer of Daisan Bank in June 2012, has participated in the operation of the Board of Directors and has appropriately fulfilled the role of supervising managerial decision-making and business execution, etc., as Managing Director and Executive Officer since June 2013. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(6) Mr. Takashi Yamamoto, after accepting office as Director and Managing Officer of Mie Bank in June 2012, has participated in the operation of the Board of Directors and has appropriately fulfilled the role of supervising managerial decision-making and business execution, etc., as Director and Senior Managing Officer since April 2016. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(7) Mr. Takahiro Fujita, after accepting office as Director and Executive Officer of Daisan Bank in June 2012, has participated in the operation of the Board of Directors and has appropriately fulfilled the role of supervising managerial decision-making and business execution, etc., as Managing Director and Executive Officer since June 2015. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge.

(8) Mr. Hiroki Horiuchi, after accepting office as Executive Officer of Mie Bank in April 2014, has served as Managing Officer and General Manager of General Planning & Co-ordination Department since April 2017, and has appropriately performed his duties and responsibilities through his rich business experience and knowledge. We request his service as a Director based on a belief that he is expected to contribute to improving the corporate value of the Joint Holding Company through taking advantage of such experience and knowledge..

8.	Matters provided for in Article 74-3 of the Ordinance for Enforcement of the Companies Act regarding the persons who are to become directors who are also audit and supervisory committee members of the Joint Holding Company

The persons who are to become audit and supervisory committee members of the Joint Holding Company are as follows:

Name (Date of birth)	Past experience (Positions, responsibilities and significant concurrent positions)	(1) Number of shares of the Bank held (2) Number of shares of Mie Bank held (3) Number of shares of the Joint Holding Company to be allotted

Yasutaka Sakamoto (April 23, 1959)

April 1982 Joined The Daisan Bank, Ltd.

October 2001 General Manager of Senri Branch of Daisan Bank

August 2009 General Manager of Kuwana Branch of Daisan Bank

June 2013 Executive Officer and Management Strategy Project Leader of Daisan Bank

August 2014 Director and Executive Officer and Vice General Manager of Business Department of Daisan Bank

June 2015 Director and Executive Officer, and General Manager of Administration Management Department of Daisan Bank

June 2016 Director and General Manager of Audit Department of Daisan Bank (current position)

(1) Ordinary Shares 4,900 (2) Ordinary Shares 0 (3) Ordinary Shares 3,430

Nobuyoshi Fujiwara (January 22, 1945) Candidate for Outside Director Independent Director

April 1968 Joined Fuji Iron & Steel Co., Ltd. (current NIPPON STEEL & SUMITOMO METAL CORPORATION)

June 1997 Director, Member of the Board of NIPPON STEEL CORPORATION (current NIPPON STEEL & SUMITOMO METAL CORPORATION)

April 2001 Managing Director, Member of the Board of NIPPON STEEL CORPORATION

April 2005 Representative Director and Executive Vice President of NIPPON STEEL CORPORATION

June 2007 President of Sanyo Steel Co., Ltd.

June 2012 Director of The Mie Bank, Ltd. (current position)

June 2012 Director of and Advisor of Sanyo Special Steel Co., Ltd.

June 2013 Advisor of Sanyo Special Steel Co., Ltd.

(1) Ordinary Shares 0 (2) Ordinary Shares 1,100 (3) Ordinary Shares 1,100

Akihiko Noro (August 28, 1946) Candidate for Outside Director Independent Director

December 1983 Member of the House of Representatives (until September 1996, four (4) consecutive terms)

February 1990 Parliamentary Vice-Minister of Health and Welfare

May 2000 Mayor of Matsusaka City (resigned in February 2003)

April 2003 Governor of Mie Prefecture (resigned in April 2011)

June 2017 Director of The Daisan Bank, Ltd. (Member of Audit and Supervisory Committee) (current position)

(1) Ordinary Shares 0 (2) Ordinary Shares 0 (3) Ordinary Shares 0

Tsuneaki Furukawa (October 1, 1954) Candidate for Outside Director Independent Director

April 1984 Registered as Certified Public Accountant (current position)

September 1984 Registered as Licensed Tax Accountant (current position)

October 1985 Established Tsuneaki Furukawa Certified Public Accountant Office (current position)

October 1986 Representative Director of Furukawa General Management Research Institute (current Midland Management, Co., Ltd.) (current position)

June 2012 Corporate Auditor of The Mie Bank, Ltd. (current position)

September 2012 Representative Partner of Midland Tax Accountant Corporation (current position)

(Significant concurrent positions)

Representative Director of Midland Management, Co., Ltd.

President of Tsuneaki Furukawa Certified Public Accountant Office

Representative Partner of Midland Tax Accountant Corporation

Outside Corporate Auditor of Medical Ikkou Co., LTD.

(1) Ordinary Shares 0 (2) Ordinary Shares 500 (3) Ordinary Shares 500

(Note) 1. The classes and numbers of shares held in the Bank and Mie Bank are indicated based on the holding status thereof as of September 30, 2017, while the class and number of shares of the Joint Holding Company to be allotted are indicated based on the said holding status, taking into account the Share Transfer Ratio. In addition, the number of shares of the Joint Holding Company to be actually allotted may change in accordance with the number of shares held immediately preceding the date of incorporation of the Joint Holding Company.

2. In addition to ordinary business transactions therewith, the Bank and Mie Bank have an agreement concerning business matching services with Midland Management, Co., Ltd., for which Mr. Tsuneaki Furukawa serves as Representative Director (under the agreement, the Bank or Mie Bank receives compensation from the said company when a consulting agreement, etc., related to accounting and taxation business is concluded between the said company and a client introduced by the Bank or Mie Bank). Furthermore, Miegin Institute of Research, Ltd., Mie Bank’s subsidiary, has an advisory agreement with the said company. In addition, the Bank has ordinary business transactions with Midland Tax Accountant Corporation, for which Mr. Tsuneaki Furukawa serves as Representative Partner. The other candidates have no special interest with the Bank or Mie Bank and are not scheduled to have any special interest with the Joint Holding Company.

3. Mr. Nobuyoshi Fujiwara, Mr. Akihiko Noro and Mr. Tsuneaki Furukawa are candidates for Outside Directors.

4. Reasons for nomination as a candidate for Director who is Audit and Supervisory Committee Member

Mr. Yasutaka Sakamoto, after accepting office as Director and Executive Officer of Daisan Bank in June 2015, has participated in the operation of the Board of Directors and has appropriately fulfilled the role of supervising managerial decision-making and business execution, etc., as Director and Manager of Audit Department since June 2016. We request his service as a Director who is an Audit and Supervisory Committee Member based on a belief that he is expected to appropriately execute his duties through taking advantage of such experience and knowledge to audit and supervise the management of the Joint Holding Company.

5. Reasons for nomination as candidates for Outside Directors who are Audit and Supervisory Committee Members

(1) Mr. Nobuyoshi Fujiwara has rich experience and knowledge through his service as Representative Director and Executive Vice President of NIPPON STEEL CORPORATION and as President of Sanyo Special Steel, Co. Ltd., and has enhanced the effectiveness of the decision-making and supervisory functions of the Board of Directors from his standpoint independent from management since his acceptance of office as an Outside Director of Mie Bank in June 2012. We request his service as an Outside Director who is an Audit and Supervisory Committee Member based on a belief that he will appropriately execute his duties through taking advantage of such experience and knowledge to audit and supervise the management of the Joint Holding Company.

(2) Mr. Akihiko Noro, despite an absence of experience in being directly involved in company management, has rich experience and knowledge through his service as a member of the House of Representatives, Mayor of Matsusaka City and Governor of Mie Prefecture, and has performed his role of supervising overall management, including providing accurate proposals from his standpoint independent from management as an Outside Director (Audit and Supervisory Committee Member) of Daisan Bank since June 2017. We request his service as an Outside Director who is an Audit and Supervisory Committee Member based on a belief that he will appropriately execute his duties through taking advantage of such experience and knowledge to audit and supervise the management of the Joint Holding Company.

(3) Mr. Tsuneaki Furukawa has rich experience and knowledge as Representative Director of Midland Management, Co., Ltd., and as a Certified Public Accountant and Licensed Tax Accountant, and he has performed his role of supervising overall management, including providing accurate proposals from his standpoint independent from management, since his acceptance of office as an Outside Auditor of Mie Bank in June 2012. We request his service as an Outside Director who is an Audit and Supervisory Committee Member based on a belief that he will appropriately execute his duties through taking advantage of such experience and knowledge to audit and supervise the management of the Joint Holding Company.

6. Sanyo Special Steel, Co. Ltd., for which Mr. Nobuyoshi Fujiwara served as a Director until June 2013, was charged for an alleged violation of the Act on Waste Disposal and Public Cleaning in relation to thin steel shell (waste metal) attached to part of the waste bricks whose disposal was subcontracted. Such case was sent to prosecutors on June 28, 2013 and dismissed (suspension of indictment) on September 19, 2013.

7. Liability limitation agreement with Outside Directors who are Audit and Supervisory Committee Members

If Mr. Nobuyoshi Fujiwara, Mr. Akihiko Noro and Mr. Tsuneaki Furukawa are appointed as Outside Directors who are Audit and Supervisory Committee Members, the Joint Holding Company will enter into an agreement limiting liability for damages as stipulated in Article 423, Paragraph 1 of the Companies Act pursuant to the provisions of Article 427, Paragraph 1 of the same Act. In addition, the limit of the amount of liability for damages pursuant to the said agreement is fixed at the minimum amount of liability stipulated in the laws and regulations.

8. If Mr. Nobuyoshi Fujiwara, Mr. Akihiko Noro and Mr. Tsuneaki Furukawa are appointed as Outside Directors who are Audit and Supervisory Committee Members, the Joint Holding Company will notify the Tokyo Stock Exchange and Nagoya Stock Exchange of such persons as independent officers who are unlikely to be in a conflict of interest with general shareholders.

9.	Matters provided for in Article 77 of the Ordinance for Enforcement of the Companies Act regarding the person who is to become accounting auditor of the Joint Holding Company

The person who is to become accounting auditor of the Joint Holding Company is as follows:

(As of August 31, 2017)

Name	KPMG AZSA LLC
Location of principal office	1-2 Tsukudo-cho, Shinjuku-ku, Tokyo, Japan

History

July 1985 Established as Asahi Shinwa & Co.

October 1993 Merged with Inoue Saito Eiwa & Co. and changed name to Asahi & Co.

January 2004 Merged with Azsa & Co. and changed name to Azsa & Co.

July 2010 Transferred to a Limited Liability Company and changed name to KPMG AZSA LLC

Number of companies which KPMG AZSA LLC is involved in auditing	3,528

Capital	3 billion yen

Composition

Certified Public Accountant: 3,236 (Representative Partners: 33, Partners: 520)

Junior CPAs: 12

Newly certified: 1,079

Professionals: 918 (Specified Partners: 36, including Representative Partners: 1)

Other Staff: 663

Total: 5,908

(Note)	The reason for appointing KPMG AZSA LLC as a candidate for Accounting Auditor is that KPMG AZSA LLC is deemed to be qualified with the expertise, independence, internal control system, etc., required to be an accounting auditor of the Joint Holding Company.

Proposal 2: Partial Amendments to Articles of Incorporation

1. Reasons for amendment

In order to smoothly carry out the administration and procedures for the convocation, etc. of the Ordinary General Meeting of Shareholders, the Bank has fixed a record date for the Ordinary General Meeting of Shareholders in Article 14 (Record Date for Ordinary General Meeting of Shareholders) of the current Articles of Incorporation in accordance with the provisions of Article 124, Paragraph 3 of the Companies Act. However, once the proposal for approval of the Share Transfer is approved at the Extraordinary Shareholders’ Meeting, the Class Shareholders’ Meeting of holders of ordinary shares, and the Class Shareholders’ Meeting of holders of Series A Preference Shares, respectively, and the Share Transfer becomes effective on (Monday) April 2, 2018, the Joint Holding Company will be the sole shareholder of the Bank, and the provision regarding the record date for the Ordinary General Meeting of Shareholders will no longer be necessary.

Therefore, the Bank has decided to abolish the record date system for the Ordinary General Meeting of Shareholders, and will delete Article 14 of the current Articles of Incorporation and re-number and organize the article numbers for Article 15 and onwards in association with such deletion (such partial amendment to the Articles of Incorporation is hereinafter referred to as the “Amendment to the Articles of Incorporation”).

The Amendment to the Articles of Incorporation will take effect on (Saturday) March 31, 2018; provided that Proposal 1 (Approval of Share Transfer Plan with The Mie Bank, Ltd.) is approved as proposed at the Extraordinary Shareholders’ Meeting and the Class Shareholders’ Meeting of holders of Series A Preference Shares, and that the Share Transfer Plan remains in effect and the Share Transfer has not been canceled by the day immediately preceding (Saturday) March 31, 2018.

2. Details of amendments

The details of the amendments are as follows:

(Amendments are underlined.)

Current Articles of Incorporation	Proposed Amendment
Chapter 1. General Provisions Article 1 - Article 5 (Omitted) Chapter 2. Shares Article 6 - Article 11 (Omitted)	Chapter 1. General Provisions Article 1 - Article 5 (No amendment) Chapter 2. Shares Article 6 - Article 11 (No amendment)

Chapter 2-2 Preference Shares

Article 11-2 (Series A Preference Dividends)

In distributing dividends of surplus as set forth in Article 36, Paragraph 1 of the Articles of Incorporation, the Bank will distribute dividends to the shareholders holding Series A Preference Shares (“Series A Preference Share Holders”) or the registered share pledgees of Series A Preference Shares (“Series A Preference Registered Share Pledgees”) who are stated or recorded on the final shareholder registry as at the record date in relation to the dividends of the relevant surplus, in preference over the shareholders holding ordinary shares (“Ordinary Share Holders”) and the registered share pledgees of ordinary shares (“Ordinary Registered Share Pledgees”), in the amount

Chapter 2-2 Preference Shares

Article 11-2 (Series A Preference Dividends)

In distributing dividends of surplus as set forth in Article 35, Paragraph 1 of the Articles of Incorporation, the Bank will distribute dividends to the shareholders holding Series A Preference Shares (“Series A Preference Share Holders”) or the registered share pledgees of Series A Preference Shares (“Series A Preference Registered Share Pledgees”) who are stated or recorded on the final shareholder registry as at the record date in relation to the dividends of the relevant surplus, in preference over the shareholders holding ordinary shares (“Ordinary Share Holders”) and the registered share pledgees of ordinary shares (“Ordinary Registered Share Pledgees”), in the amount

Current Articles of Incorporation	Proposed Amendment

equivalent to the paid-in amount per one (1) share of Series A Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to Series A Preference Shares, the foregoing amount shall be adjusted appropriately), multiplied by the annual dividend rate determined pursuant to the resolution of the board of directors meeting prior to the issuance of the Series A Preference Shares, per one (1) share of Series A Preference Share (“Series A Preference Dividends”); provided, however, that, the upper limit of the annual dividend rate shall be 8%. In addition, if, during the fiscal year in which the relevant record date is included, Series A Preference Interim Dividends as set forth in Article 11-3 have been paid to the Series A Preference Share Holders or the Series A Preference Registered Share Pledgees, the amount of the Series A Preference Dividends shall be the amount after deducting the amount of the Series A Preference Interim Dividends.

2. (Omitted)

3. (Omitted)

Article 11-3 (Series A Preference Interim Dividend)

In distributing interim dividends as set forth in Article 37 of the Articles of Incorporation, the Bank shall pay to the Series A Preference Share Holders or Series A Preference Registered Share Pledgees stated or recorded on the final shareholder registry as at the record date in relation to the relevant interim dividends, in preference over the Ordinary Share Holders or Ordinary Registered Share Pledgees, the amount, in cash, up to one half of the amount of the Series A Preference Dividends per one (1) share of Series A Preference Share (“Series A Preference Interim Dividends”).

Article 11-4 - Article 11-9 (Omitted)

Article 11-10 (Period of Exclusion)

The provisions of Article 38 shall apply mutatis mutandis to the payment of the Series A Preference Dividends.

equivalent to the paid-in amount per one (1) share of Series A Preference Share (provided, however, that if there is any splitting of shares, allotment of shares without consideration, consolidation of shares or any event similar thereto in regard to Series A Preference Shares, the foregoing amount shall be adjusted appropriately), multiplied by the annual dividend rate determined pursuant to the resolution of the board of directors meeting prior to the issuance of the Series A Preference Shares, per one (1) share of Series A Preference Share (“Series A Preference Dividends”); provided, however, that, the upper limit of the annual dividend rate shall be 8%. In addition, if, during the fiscal year in which the relevant record date is included, Series A Preference Interim Dividends as set forth in Article 11-3 have been paid to the Series A Preference Share Holders or the Series A Preference Registered Share Pledgees, the amount of the Series A Preference Dividends shall be the amount after deducting the amount of the Series A Preference Interim Dividends.

2. (No amendment)

3. (No amendment)

Article 11-3 (Series A Preference Interim Dividend)

In distributing interim dividends as set forth in Article 36 of the Articles of Incorporation, the Bank shall pay to the Series A Preference Share Holders or Series A Preference Registered Share Pledgees stated or recorded on the final shareholder registry as at the record date in relation to the relevant interim dividends, in preference over the Ordinary Share Holders or Ordinary Registered Share Pledgees, the amount, in cash, up to one half of the amount of the Series A Preference Dividends per one (1) share of Series A Preference Share (“Series A Preference Interim Dividends”).

Article 11-4 - Article 11-9 (No amendment)

Article 11-10 (Period of Exclusion)

The provisions of Article 37 shall apply mutatis mutandis to the payment of the Series A Preference Dividends.

Current Articles of Incorporation	Proposed Amendment

Chapter 3. General Meeting of Shareholders Article 12 - Article 13 (Omitted)

Article 14. (Record Date of the General Meeting of Shareholders)

The Record Date of the right to vote during the Ordinary General Meeting of Shareholders of the Bank shall be March 31st each year.

Article 15 - Article 19 (Omitted)

Article 19-2 (Class Shareholders’ Meeting)

The provisions of Article 15, Article 16, Paragraph 1, Article 17, Article 18 and Article 19 shall apply mutatis mutandis to the Class Shareholders’ Meeting.

2. The provision of Article 14 shall apply mutatis mutandis to the Class Shareholders’ Meeting which is held on the same date as the Ordinary General Meeting of the Shareholders.

3. The resolutions of the Class Shareholders’ Meeting prescribed in Article 324, Paragraph 2 of the Companies Act shall be made by a majority of two thirds (2/3) or more of the votes of the shareholders present at the meeting where the shareholders who hold one third (1/3) or more of the votes of all shareholders entitled to exercise their votes at such Class Shareholders’ Meeting are present.

Chapter 4. Directors and Board of Directors

Article 20 - Article 30 (Omitted)

Chapter 5. Audit and Supervisory Committee and its members

Article 31 - Article 32 (Omitted)

Chapter 6. Accounting Auditor

Article 33 - Article 34 (Omitted)

Chapter 7. Accounts

Article 35 - Article 38 (Omitted)

Chapter 3. General Meeting of Shareholders Article 12 - Article 13 (No amendment)

(Deleted)

Article 14 - Article 18 (No amendment)

Article 18-2 (Class Shareholders’ Meeting)

The provisions of Article 14 Article 15, Paragraph 1, Article 16, Article 17 and Article 18 shall apply mutatis mutandis to the Class Shareholders’ Meeting.

(Deleted)

2. The resolutions of the Class Shareholders’ Meeting prescribed in Article 324, Paragraph 2 of the Companies Act shall be made by a majority of two thirds (2/3) or more of the votes of the shareholders present at the meeting where the shareholders who hold one third (1/3) or more of the votes of all shareholders entitled to exercise their votes at such Class Shareholders’ Meeting are present.

Chapter 4. Directors and Board of Directors

Article 19 - Article 29 (No amendment)

Chapter 5. Audit and Supervisory Committee and its members

Article 30 - Article 31 (No amendment)

Chapter 6. Accounting Auditor

Article 32 - Article 33 (No amendment)

Chapter 7. Accounts

Article 34 - Article 37 (No amendment)

(Reference) The Bank will distribute dividends of surplus (year-end dividends) for the fiscal year ended March 31, 2018 (from April 1, 2017 to March 31, 2018) to the shareholders or registered share pledgees who are stated or recorded on the final shareholder registry as of March 31, 2018, in accordance with Article 36, Paragraph 1 of the current Articles of Incorporation (i.e., Article 35, Paragraph 1 of the amended Articles of Incorporation).

Reference Documents for General Meeting of Class Shareholders by Ordinary Shareholders

Proposal and reference documents

Proposal         Approval of Share Transfer Plan with The Mie Bank, Ltd.

A content of the proposal is as stated in the following reference documents for extraordinary shareholders’ meeting proposal 1“Approval of Share Transfer Plan with The Mie Bank, Ltd.”.

END

[Procedures for Exercising Voting Rights via the Internet]

If exercising your voting rights via the Internet, please make sure to confirm the following matters.

If attending the meeting on the date of the meeting, it is not necessary to perform the procedures for exercising voting rights by mail (in writing) or the Internet, etc.

1.	Exercising Voting Rights via the Internet

(1)	Exercising voting rights via the Internet is only allowed by using the following website for exercising voting rights as designated by the Bank. The Internet may also be used via a cell phone for such exercise.

[Website for exercising voting rights: http://www.web54.net]

You may also access the website for exercising voting rights, after scanning the “QR code” shown on the right side of the document by using a cell phone equipped with barcode reading functionality. For further instructions, please check your cell phone’s instruction manual.

(“QR code” is a registered trademark of Denso Wave, Inc.)

(2)	If exercising voting right(s) via the Internet, please use the “Voting rights exercise code” and “Password” specified in the enclosed Voting Rights Exercise Form, and follow the on-screen instructions to enter your vote for each proposal.

(3)	Exercise of voting rights via the Internet will not be accepted after 5:40 p.m., Thursday, December 14, 2017. Please make sure to exercise your voting rights as soon as possible. Should you have any questions, please inquire using the contact details stated on the following page.

2.	System Environment for Exercising Voting Rights via the Internet

Depending on your environment for using the Internet via PC, smartphone, or cell phone, you may not be able to use the website to exercise your voting rights.

Should you have any questions, please contact the Shareholder Registry Administrator stated on the following page.

3.	Handling of Voting Rights in case of Multiple Exercises

(1)	In the case of a voting right being exercised in duplicate in writing and via the Internet, the exercise of voting rights via the Internet shall be regarded as valid.

(2)	In the case of a voting right being exercised multiple times via the Internet, or exercised in duplicate via PC and cell phone, the last exercise of the voting right shall be regarded as valid.

4.	Expenses incurred in connection with accessing the website for exercising voting rights

Expenses incurred in connection with accessing the website for exercising voting rights (charges for connecting to the Internet, telephone charges, etc.) shall be borne by the shareholders.

End

[Institutional investors]

Any shareholders registered on a shareholder registry of an asset manager or the like (including a standing proxy) can use the relevant platform in addition to exercising their voting rights via the Internet, as long as such shareholders make a prior application for the use of the platform for electronic exercise of voting rights operated by ICJ, Inc., a joint venture established by Tokyo Stock Exchange, Inc. and others.

If you have any questions on exercising of voting rights via the Internet, etc., please contact the following:

(Inquiries)

Shareholder Registry Administrator: Share Transfer Agency Department, Sumitomo Mitsui Trust Bank, Ltd.

[Dedicated Number] 0120-652-031 (operating hours: from 9:00 a.m. to 9:00 p.m.)

(For other inquiries) 0120-782-031 (operating hours: from 9:00 a.m. to 5:00 p.m. on weekdays)

(memo)

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.